Exhibit 2.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

KALA PHARMACEUTICALS, INC.,

ALCON PHARMACEUTICALS LTD.

AND

ALCON VISION, LLC

May 21, 2022

TABLE OF CONTENTS

ARTICLE I PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS1

Section 1.1Purchase of Acquired Assets; Assumption of Assumed Liabilities.1

Section 1.2Purchase Price and Allocation.6

Section 1.3The Closing.6

Section 1.4[RESERVED]8

Section 1.5Third Party Consents8

Section 1.6Milestones; Related Covenants.9

Section 1.7Further Assurances11

Section 1.8Withholding12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER12

Section 2.1Organization12

Section 2.2Title to Acquired Assets; Assigned Contracts12

Section 2.3Authority12

Section 2.4Non-Contravention13

Section 2.5Financial Information13

Section 2.6Absence of Certain Changes14

Section 2.7Undisclosed Liabilities15

Section 2.8Tax Matters.15

Section 2.9Real Property16

Section 2.10Intellectual Property.16

Section 2.11Designated Contracts.18

Section 2.12Litigation.20

Section 2.13Labor Matters.20

Section 2.14Employee Benefits.21

Section 2.15Environmental Matters21

Section 2.16Legal Compliance21

Section 2.17Permits21

Section 2.18Regulatory Matters.22

Section 2.19Suppliers23

Section 2.20Product Liability.24

Section 2.21Inventory24

Section 2.22Anti-Corruption Laws.24

Section 2.23Acquired Equipment25

Section 2.24CFIUS25

Section 2.25Brokers’ Fees25

Section 2.26Entire Business25

Section 2.27No Ex-US Product Exploitation.26

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER26

Section 3.1Organization26

Section 3.2Authority26

Section 3.3Non-Contravention26

Section 3.4Brokers’ Fees27

Section 3.5Litigation27

Section 3.6Financing27

Section 3.7Solvency27

Section 3.8No Other Representations or Warranties27

Section 3.9Agreements With Employees of the Business28

Section 3.10Non-Reliance28

ARTICLE IV PRE-CLOSING COVENANTS28

Section 4.1Efforts; Antitrust Laws.28

Section 4.2[RESERVED]30

Section 4.3Operation of Business30

Section 4.4Access31

Section 4.5Books and Records32

Section 4.6No Solicitation of Other Bids.32

Section 4.7Notice of Certain Events33

Section 4.8Notification of Certain FDA Matters33

Section 4.9Release of Liens34

ARTICLE V CONDITIONS PRECEDENT TO CLOSING34

Section 5.1Conditions to Obligations of Buyer34

Section 5.2Conditions to Obligations of Seller35

ARTICLE VI INDEMNIFICATION36

Section 6.1Survival36

Section 6.2Indemnification By Seller37

Section 6.3Indemnification By Buyer37

Section 6.4Certain Limitations37

Section 6.5Indemnification Procedures39

Section 6.6Payments; Recourse.41

Section 6.7Tax Treatment of Indemnification Payments41

Section 6.8Effect of Investigation42

Section 6.9Exclusive Remedies42

ARTICLE VII TERMINATION42

Section 7.1Termination of Agreement42

Section 7.2Effect of Termination.43

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ARTICLE VIII FURTHER AGREEMENTS43

Section 8.1Access to Information; Record Retention; Cooperation.43

Section 8.2Transfer of the Product INDs and the Product NDAs45

Section 8.3Protection of Transferred Patents and In-Licensed Patents46

Section 8.4Covenant Not to Compete46

Section 8.5Covenant Not to Solicit46

Section 8.6Disclosure Generally47

Section 8.7RESERVED.47

Section 8.8Use of Name for Transition Period.47

Section 8.9Tax Matters.48

Section 8.10Wrong-Pockets.49

Section 8.11Insurance Policies50

ARTICLE IX DEFINITIONS50

Section 9.1Certain Definitions50

ARTICLE X MISCELLANEOUS62

Section 10.1Press Releases and Announcements62

Section 10.2No Third Party Beneficiaries63

Section 10.3Action to be Taken by Affiliates63

Section 10.4Entire Agreement; Non-Recourse63

Section 10.5Succession and Assignment63

Section 10.6Counterparts and Signature63

Section 10.7Headings64

Section 10.8Notices64

Section 10.9Governing Law65

Section 10.10Amendments and Waivers66

Section 10.11Severability66

Section 10.12Expenses66

Section 10.13Remedies66

Section 10.14Submission to Jurisdiction67

Section 10.15Bulk Transfer Laws67

Section 10.16Construction67

Section 10.17Waiver of Jury Trial68

Section 10.18Incorporation of Exhibits and Schedules68

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Disclosure Schedule

Schedule 1.1(a)(i)(A)–Inventory

Schedule 1.1(a)(i)(C)–Assigned Contracts

Schedule 1.1(a)(i)(D)–Prepayments

Schedule 1.1(a)(ii)–Acquired Equipment

Schedule 1.1(a)(v)–Other Acquired Assets

Schedule 1.1(b)(i)–Certain Excluded Assets

Schedule 1.1(c)–Assumed Liabilities

Schedule 1.1 (d)–Excluded Liabilities

Schedule 1.2(c)–Allocation Principles

Schedule 4.3–Operation of Business

Schedule 4.4–Access

Schedule 5.1(f)–Applicable Foreign Antitrust and Trade Regulation Law

Schedule 8.5(b)–Seller Non-Solicitation Parties

Exhibits

Exhibit AForm of Bill of Sale and Assumption Agreement

Exhibit BForm of Patent Assignment

Exhibit CForm of Trademark Assignment

Exhibit DForm of Commercial Agreement

Exhibit EForm of Domain Name Assignment

Exhibit FForm of Supply Agreement

Exhibit GForm of Transition Services Agreement

Exhibit HR&W Insurance Policy

Exhibit IForm of Seller Closing Certificate

Exhibit JForm of Buyer Closing Certificate

Annexes

Annex 1Buyer Willful Breach Knowledge Parties

Annex 2Drug Substance

Annex 3Product INDs and NDAs

Annex 4Seller Knowledge Parties

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TABLE OF DEFINED TERMS

Defined Term	Section

1060 Forms	Section 1.2(c)
Acquired Assets	Section 1.1(a)
Acquired Equipment	Section 9.1
Acquisition Proposal	Section 4.6(a)
Action	Section 9.1
Affiliate	Section 9.1
Agreement	Preliminary Statement
Alcon Swiss	Preliminary Statement
Alcon Vision	Preliminary Statement
Allocation Schedule	Section 1.2(c)
AMPPLIFY® Drug Delivery Technology	Section 9.1
Annual Net Sales	Section 1.6(a)
Anti-Corruption Laws	Section 9.1
Antitrust Laws	Section 9.1
Antitrust Order	Section 9.1
Assigned Contracts	Section 1.1(a)(i)(C)
Assumed Liabilities	Section 1.1(c)
Audited Financial Statements	Section 9.1
Auditor	Section 1.6(c)(ii)
Bill of Sale and Assumption Agreement	Section 1.3(b)(iii)
Books and Records	Section 1.1(a)(i)(E)
Business	Introduction
Business Benefit Plans	Section 9.1
Business Day	Section 9.1
Business IP	Section 9.1
Business Material Adverse Effect	Section 9.1
Buyer	Preliminary Statement
Buyer Closing Certificate	Section 5.2(c)
Buyer FDA Letters	Section 8.2
Buyer Indemnitees	Section 6.2
Buyer Material Adverse Effect	Section 3.3(b)
Buyer Willful Breach	Section 9.1
Buyer’s Accounting Standards	Section 9.1
Calendar Quarter	Section 9.1
Calendar Year	Section 9.1
Cap	Section 6.4(a)
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Closing Payment	Section 1.2(b)
Code	Section 1.2(c)
Commercial Agreement	Section 1.3(b)(vii)

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Defined Term	Section

Commercial Information	Section 9.1
Confidentiality Agreement	Section 4.4
Contracts	Section 9.1
COVID-19 Measures	Section 9.1
COVID-19 Responses	Section 9.1
Designated Contracts	Section 2.11
Device Combination Product	Section 9.1
Direct Claim	Section 6.5(c)
Disclosing Party	Section 8.1(e)
Disclosure Schedule	ARTICLE II
Domain Name Assignment	Section 1.3(b)(viii)
Drug Combination Product	Section 9.1
Drug Substance	Section 9.1
Environmental Claim	Section 9.1
Environmental Law	Section 9.1
Environmental Notice	Section 9.1
Environmental Permit	Section 9.1
ERISA	Section 9.1
ERISA Affiliate	Section 9.1
Excluded Asset	Section 1.1(b)
Excluded Contracts	Section 1.1(b)(viii)
Excluded Liabilities	Section 1.1(d)
FDA	Section 2.18(a)
FDCA	Section 2.18(a)
Federal Health Care Program	Section 9.1
Final Allocation	Section 1.2(c)
Financial Information	Section 2.5
Fundamental Representations	Section 6.1
GAAP	Section 9.1
Good Clinical Practice (GCP)	Section 9.1
Good Laboratory Practice (GLP)	Section 9.1
Good Manufacturing Practice (GMP)	Section 9.1
Governmental Entity	Section 9.1
Hart-Scott-Rodino Act	Section 2.4
Hazardous Substance	Section 9.1
IND	Section 9.1
Indemnifiable Amount	Section 6.6(a)
Indemnified Party	Section 6.5
Indemnifying Party	Section 6.5
Information	Section 8.1(a)
In-Licensed IP	Section 9.1
In-Licensed Patent	Section 9.1
Intellectual Property	Section 9.1

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Defined Term	Section

Inventory	Section 1.1(a)(i)(A)
IRS	Section 9.1
Know-How	Section 9.1
Law	Section 9.1
Liabilities	Section 9.1
Lien	Section 9.1
Losses	Section 9.1
Manufacturing & Supply Agreements	Section 1.5(b)
Material Suppliers	Section 2.19
Medical Information	Section 9.1
Milestone Event	Section 1.6(a)
Milestone Payment	Section 1.6(a)
Names and Marks	Section 9.1
NDA	Section 9.1
NDA Data	Section 9.1
NDA Transfer Date	Section 9.1
Net Sales	Section 9.1
Noncompetition Person	Section 8.4
Oxford Loan Release	Section 4.9
Party, Parties	Preliminary Statement
Patent Assignment	Section 1.3(b)(iv)
Patent Challenge	Section 8.3
Permits	Section 2.18(b)
Permitted Liens	Section 9.1
Person	Section 9.1
Pre-Closing Period	Section 4.1(a)
Pre-Closing Tax Period	Section 9.1
Product Exploit	Section 9.1
Product INDs	Section 9.1
Product Line Sale	Section 9.1
Product NDAs	Section 9.1
Products	Section 9.1
Purchase Price	Section 1.2(a)
Quality System Regulation (QSR)	Section 9.1
Receiving Party	Section 8.1(e)
Regulatory Laws	Section 9.1
Retained Marks	Section 5.2(a)
Release	Section 9.1
Representatives	Section 9.1
Restricted Business	Section 9.1
R&W Insurance Policy	Section 9.1
Seller	Preliminary Statement
Seller Closing Certificate	Section 9.1

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Defined Term	Section

Seller FDA Letter	Section 8.2
Seller Indemnitees	Section 9.1
Seller’s Knowledge	Section 9.1
Seller Willful Breach	Section 9.1
Selling Parties	Section 9.1
SSA	Section 9.1
Solvent	Section 9.1
Straddle Period	Section 9.1
Supply Agreement	Section 1.3(b)(ix)
Tax Returns	Section 9.1
Tax Sharing Agreement	Section 2.8(k)
Taxes	Section 9.1
Territory	Section 9.1
Third Party	Section 9.1
Third Party Claim	Section 6.5(a)
Threshold	Section 6.4(a)
Total Cash Consideration	Section 9.1
Trademark Assignment	Section 1.3(b)(v)
Transaction Documents	Section 9.1
Transfer Taxes	Section 8.9(b)
Transferred Domain Names	Section 9.1
Transferred IP	Section 9.1
Transferred Know-How	Section 9.1
Transferred Patents	Section 9.1
Transferred Trademarks	Section 9.1
Transition Services Agreement	Section 1.3(b)(x)
Treasury Regulations	Section 9.1

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of May 21, 2022 by and between Kala Pharmaceuticals, Inc., a Delaware corporation (“Seller”), Alcon Pharmaceuticals Ltd, a Swiss limited company (“Alcon Swiss’) and Alcon Vision, LLC, a Delaware limited liability company (“Alcon Vision” and, together with Alcon Swiss, collectively, “Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.Seller is engaged in, among other matters, the business of (i) manufacturing, selling, distributing, marketing and commercializing the EYSUVIS® and INVELTYS® Products and (ii) developing, manufacturing, marketing and otherwise exploiting Seller’s proprietary AMPPLIFY® Drug Delivery Technology, which, among other applications, is incorporated into the Products (such business, as conducted by Seller on the date hereof, being referred to herein as the “Business”); and
2.Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined in Section 1.1(a)), subject to the assumption of the Assumed Liabilities (as defined in Section 1.1(c)), and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS
Section 1.1Purchase of Acquired Assets; Assumption of Assumed Liabilities.
(a)Purchase of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3(a)) or such other time contemplated below, subject to Section 1.5, Seller shall sell to Buyer indicated below, and such Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the following assets free and clear of all Liens (collectively, the “Acquired Assets”):
(i)other than the Excluded Assets, all of the assets, claims, and rights of every kind and nature of Seller, whether tangible (which shall be purchased by Alcon Vision) or intangible (including goodwill) (which shall be purchased by Alcon Swiss), wherever located and whether now existing or hereafter acquired, which are used or held for use by Seller exclusively or primarily in the conduct of the Business, including, in each case to the extent used or held for use by Seller exclusively or primarily in the conduct of the Business, all of Seller’s right, title and interest in and to the following:

(A)the Product inventory, raw materials used for Products, work in process of Products and finished goods of Products, including as held by Seller’s suppliers and distributors, in each case, as set forth on Schedule 1.1(a)(i)(A) (the “Inventory”) (all such Inventory shall be purchased by Alcon Vision);
(B)all Commercial Information and Medical Information (all such Commercial Information and Medical Information shall be purchased by Alcon Vision);
(C)each of the Contracts which relate to or are used in the Business that are set forth on Schedule 1.1(a)(i)(C) (the “Assigned Contracts”) (all such Assigned Contracts shall be sold and assigned to Alcon Swiss), which Assigned Contract shall be assigned at Closing or such other time as is identified in Schedule 1.1(a)(i)(C);
(D)all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments made by Seller prior to the Closing exclusively or primarily in the conduct of the Business or otherwise arising from the Business or the Products, including as set forth on Schedule 1.1(a)(i)(D) (all such prepayments shall be purchased by Alcon Vision); and
(E)except to the extent required by applicable Law to be maintained by Seller, all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, including books of account, general, financial and accounting records, machinery and equipment maintenance files related to the Acquired Equipment, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and files relating to the Business IP or other intellectual property included in the Acquired Assets (together with all Commercial Information and Medical Information, “Books and Records”) (all such Books and Records shall be purchased by Alcon Vision);
(ii)the manufacturing equipment held by Seller’s suppliers and set forth on Schedule 1.1(a)(ii) (the “Acquired Equipment”) (all such Acquired Equipment shall be purchased by Alcon Vision);
(iii)all Transferred IP, together with all rights and remedies against past, present, and future violations thereof (all of which shall be purchased by Alcon Swiss);
(iv)the Product INDs, the Product NDAs and NDA Data, which shall be transferred (to Alcon Vision) on the NDA Transfer Date in accordance with Section 8.2;
(v)the assets identified on Schedule 1.1(a)(v) (which shall be transferred to Alcon Vision or Alcon Swiss as indicated on such Schedule for each listed asset);
(vi)all of Seller’s rights under warranties, indemnities and all similar rights against third parties (other than insurance claims, refund and proceeds which are treated as set forth in clause (vii) below) to the extent transferrable and related to any Acquired Assets;

(vii)all of Seller’s rights to insurance claims, related refunds and proceeds thereunder to the extent related to any Acquired Assets;
(viii)all rights to any actions of any nature to the extent related to the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; and
(ix)the goodwill and going concern value of the Business (which shall be purchased by Alcon Swiss).
(b)Excluded Assets. It is expressly understood and agreed that the Acquired Assets shall not include Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):
(i)any assets, properties or rights set forth on Schedule 1.1(b)(i) attached hereto;
(ii)any equipment, machinery, vehicles, tools or other tangible personal property of Seller other than the Acquired Equipment;
(iii)other than the Product INDs and the Product NDAs, any licenses, permits or franchises issued by any federal, state, municipal or foreign authority;
(iv)other than the Acquired Equipment, any management information systems, including hardware and software;
(v)any shares of capital stock of, or other equity interests in, any entity;
(vi)the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation;
(vii)any cash, cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills or other marketable securities;
(viii)all Contracts other than the Assigned Contracts (“Excluded Contracts”);
(ix)any real property or leasehold interest in real property;
(x)any patent or patent application other than to the extent included in the Transferred IP, including all rights to sue for past infringement thereof;
(xi)any trademark registration or trademark registration application (together with the goodwill associated therewith) other than to the extent included in the Transferred IP, including all rights to sue for past infringement thereof;

(xii)any insurance policies of Seller;
(xiii)any personnel or other employment-related records;
(xiv)any rights of Seller under this Agreement or any other Transaction Document;
(xv)any prepayments, deposits, or refunds of Taxes of Seller in connection with the Business or the Acquired Assets that are attributable solely to Taxes paid during a Pre-Closing Tax Period;
(xvi)all Employee Benefit Plans and any trusts or other assets attributable thereto;
(xvii)all accounts receivable arising prior to Closing; and
(xviii)any actions, claims, causes of action, rights of recovery, choses in action or rights of setoff of any kind arising before, on or after the Closing Date relating to the items referred to above in this Section 1.1(b) or to any Excluded Liabilities.
(c)Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(i)all Liabilities which arise out of the operation of the Business, the use of the Acquired Assets and/or sale or provision of any Products or services related to the Business that are licensed or sold, in each case, on or after the Closing;
(ii)other than the Liabilities set forth in Section 1.1(d), all Liabilities under or arising out of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and to the extent such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;
(iii)all trade accounts payable of the Business to third parties arising out of the conduct of the Business for periods from and after the Closing; and
(iv)the Liabilities set forth on Schedule 1.1(c).
(d)Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its subsidiaries or controlled Affiliates of any kind or nature whatsoever (collectively, the “Excluded Liabilities”). Seller shall, and shall cause each of its subsidiaries or controlled Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the forgoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i)all Liabilities of Seller with respect to indebtedness for borrowed money or otherwise associated with debt, loans, or credit facilities of the Business owing to financial institutions;
(ii)all Liabilities for any (A) Taxes of Seller (or any Affiliate of Seller), (B) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (C) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller (or any Affiliate of Seller) pursuant to Section 8.7, or (D) Taxes of Seller (or any Affiliate of Seller) that would become a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law (including, for the avoidance of doubt, any Taxes arising out of the failure to comply with any bulk sales, bulk transfer, business successor or similar Laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated under this Agreement in the form and manner required by any applicable taxing authorities and any Taxes arising out of the failure to acquire any available tax clearance certificate from any such taxing authority);
(iii)(A) all Liabilities arising out of or related to the employment or termination of employment of any employee of Seller arising before, on or after the Closing Date, including all Liabilities to make payments to any employee of Seller pursuant to retention agreements, change of control agreements and/or bonus agreements;
(iv)all Liabilities of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
(v)all Liabilities relating to or arising out of the Excluded Assets;
(vi)without prejudice to the terms and conditions of the Commercial Agreement, all Liabilities relating to or arising out of government price reporting obligations and contractual obligations under Seller’s Contracts with customers (including wholesalers, pharmacy benefit managers, managed care organizations, government programs, group purchasing organizations, and other third parties);
(vii)without prejudice to the terms and conditions of the Supply Agreement, any recall, design defect or similar claims of any Products sold or any service performed by, or on behalf of, Seller and all Liabilities relating to or arising out of product liability or action relating to the safety of the Products to the extent arising on or prior to the Closing or after Closing for Products sold, at any time, by Seller or its controlled Affiliates;
(viii)any Liabilities under Environmental Laws, (A) to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing, (B) to the extent arising out of or related to facts, circumstances or conditions at any facilities or real property (whether leased or owned) of Seller, or (C) otherwise to the extent arising out of any actions or omissions of Seller;
(ix)any trade accounts payable of Seller;

(x)all Liabilities of Seller under this Agreement or any other Transaction Document; and;
(xi)the Liabilities set forth on Schedule 1.1(d).
Section 1.2Purchase Price and Allocation.
(a)Purchase Price. The purchase price for the sale and transfer of the Acquired Assets from Seller to Buyer (the “Purchase Price”) shall be (i) the Closing Payment (as defined below), plus (ii) the assumption by Buyer at the Closing of the Assumed Liabilities plus (iii) any Milestone Payments that become payable pursuant to Section 1.6.
(b)Closing Payment. In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to Seller in cash, by wire transfer of immediately available funds, an amount equal to U.S. $60,000,000 (the “Closing Payment”).
(c)Allocation. As soon as practicable, but in no event more than [**] following the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Acquired Assets and the covenants contained in Section 8.4 and Section 8.4(b) in accordance with the methodology set forth on Schedule 1.2(c) and the rules under Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If within [**] after Seller’s receipt of the Allocation Schedule, Seller notifies Buyer in writing that Seller objects to the Allocation Schedule with respect to one or more items, Buyer and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Seller are unable to resolve such dispute within [**] of Seller notifying Buyer of Seller’s objection to the Allocation Schedule, such dispute shall be resolved by the New York office of BDO (or such other accountant as the Parties mutually agree, the “Neutral Accountant”). The Neutral Accountant’s determination shall be final and binding on the Parties. The costs of the Neutral Accountant in resolving such dispute shall be borne by the Seller. The Allocation Schedule, as finally and conclusively agreed upon by the Parties or as finally and conclusively determined by the Neutral Accountant in accordance with the foregoing is referred to as the “Final Allocation.” The Parties agree to (a) file all relevant Tax Returns (including IRS Form 8594, and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any other provisions of applicable U.S. federal, state, local or non-U.S. law (“1060 Forms”)) in accordance with the Final Allocation, (b) reasonably cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law, (c) not take any position inconsistent with the Final Allocation in any Tax audit or other proceeding, except as required by applicable Law and (d) update such 1060 Forms in accordance with the methods used in making the Final Allocation to the extent necessary to reflect any Purchase Price adjustments hereunder.
Section 1.3The Closing.
(a)Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, by the delivery by email of the documents to be delivered hereunder at the Closing on the fifth (5th) Business Day after the first date on which the conditions set forth in ARTICLE V (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) or such other time as is agreed by the Parties in writing (the date on which the Closing actually occurs, the “Closing Date”).
(b)Actions at the Closing.

At the Closing (except in the case of clause (vi) which shall occur at the NDA Transfer Date and clause (viii) which shall occur in the time and manner set forth in the Transition Services Agreement):

(i)Seller shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;
(ii)Buyer shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.2;
(iii)the Parties shall duly execute and deliver to each other a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale and Assumption Agreement”);
(iv)Seller shall duly execute and deliver to Buyer a Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”);
(v)Seller shall duly execute and deliver to Buyer a Trademark Assignment in the form attached hereto as Exhibit C (the “Trademark Assignment”);
(vi)in accordance with Section 8.2, the Parties shall file with the FDA change in ownership applications and related documents necessary for the transfer pursuant to 21 CFR 314.72, to transfer from Seller to Buyer the Product INDs and the Product NDAs;
(vii)the Parties shall duly execute and deliver to each other a Commercial Agreement in the form attached hereto as Exhibit D (the “Commercial Agreement”);
(viii)in the time and manner set forth in the Transition Services Agreement, Seller shall duly execute and deliver to Buyer a Domain Name Assignment in the form attached hereto as Exhibit E (the “Domain Name Assignment”);
(ix)the Parties shall duly execute and deliver to each other a Supply Agreement in the form attached hereto as Exhibit F (the “Supply Agreement”);

(x)the Parties shall duly execute and deliver to each other a Transition Services Agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”);
(xi)Buyer shall pay to Seller the Closing Payment in cash by wire transfer of immediately available funds to one or more accounts designated by Seller;
(xii)Seller shall deliver to Buyer properly completed and duly executed IRS Forms W-9 for Seller and any other Person entitled to receive any payment hereunder; and
(xiii)the Parties shall duly execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
Section 1.4[RESERVED]
Section 1.5Third Party Consents.
(a)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract that may not be assigned to Buyer without the consent of another Person which has not been obtained or if any attempted assignment would constitute a breach thereof or be unlawful; provided that, until the [**] of the Closing Date, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as practicable, and upon receipt of any such consent, this Agreement shall constitute an assignment of such Contract to Buyer. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Assets in question so that Buyer would not in effect acquire the benefit of all such rights, until the [**] of the Closing Date, Seller shall act as Buyer’s agent in order for Buyer to obtain the benefits thereunder and Seller shall cooperate with Buyer, in any commercially reasonable and lawful arrangement proposed by Buyer designed to provide such benefits to Buyer and for the assumption by Buyer of any related economic burden (including the amount of any related Tax costs that are attributable solely to the Contract in question and any other Liabilities imposed on Seller or any of its Affiliates in connection with such Contract) arising after the applicable assignment, and shall make Buyer responsible for payment, performance and discharge when due, of all Liabilities of Seller with respect such Contract (other than Liabilities arising from any breach by Seller). Notwithstanding any provision in this Section 1.5 to the contrary, (i) Buyer shall not be deemed to have waived its rights under Section 5.1(g) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing and (ii) Section 5.1(b) and not this Section 1.5(a) shall apply to the Manufacturing and Supply Agreements.
(b)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract listed on Schedule 1.1(a)(i)(C) under the heading “Manufacturing & Supply” (each, a “Manufacturing & Supply Agreement”) without the consent of another Person which has not been obtained on or prior to the date of assignment specified on Schedule 1.1(a)(i)(C) or if any attempted assignment on such date would constitute a breach thereof or be unlawful; provided that, between the date of assignment specified on Schedule 1.1(a)(i)(C) and the expiration of the term of the Supply

Agreement, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as practicable, and upon receipt of any such consent, this Agreement shall constitute an assignment of such Contract to Buyer. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Manufacturing & Supply Agreement in question so that Buyer would not in effect acquire the benefit of all such rights, between the date of assignment specified on Schedule 1.1(a)(i)(C) and the expiration of the term of the Supply Agreement, Seller shall act as Buyer’s agent in order for Buyer to obtain the benefits thereunder and Seller shall cooperate with Buyer, in any commercially reasonable and lawful arrangement proposed by Buyer designed to provide such benefits to Buyer and for the assumption by Buyer of any related economic burden (including the amount of any related Tax costs that are attributable solely to the Manufacturing & Supply Agreement in question and any other Liabilities imposed on Seller or any of its Affiliates in connection with such Manufacturing & Supply Agreement) arising after the applicable assignment, and shall make Buyer responsible for payment, performance and discharge when due, of all Liabilities of Seller with respect such Manufacturing & Supply Agreement after the assignment of such Manufacturing & Supply Agreement (other than Liabilities arising from any breach by Seller).
Section 1.6Milestones; Related Covenants.
(a)Sales Milestones. Buyer will pay Seller the following one-time milestone payments (each, a “Milestone Payment”) the first time aggregate, Net Sales received in a Calendar Year for the Products by all Selling Parties on a worldwide basis (“Annual Net Sales”) meets or exceeds the amount set forth in the table below in any Calendar Year during the applicable period set forth in the table below (each, a “Milestone Event”). Each Milestone Payment will be due within [**] after the end of the Calendar Quarter in which the corresponding Milestone Event is first achieved. Each Milestone Payment will be made only once, the first time the Products achieve the corresponding Milestone Event and only one Milestone Payment shall be paid per Calendar Year; provided that, in the event more than one Milestone Event is achieved in a Calendar Year, the amount of the higher Milestone Payment shall be paid and the lower Milestone Payment shall become due and payable if such Milestone Event is achieved again in a subsequent Calendar Year. For the avoidance of doubt, if a lower Milestone Payment has already been paid during a Calendar Year and a higher Milestone Payment later becomes payable during the same Calendar Year, only the Milestone Event providing for the higher Milestone Payment shall be deemed to have been achieved in such Calendar Year and Buyer will pay the difference between such lower Milestone Payment and such higher Milestone Payment within [**] after the end of the Calendar Quarter in which such higher Milestone Event is achieved.

Annual Net Sales (U.S. Dollars)	Milestone Payment (U.S. Dollars)	Applicable Period
$50,000,000	$25,000,000	2023-2028
$100,000,000	$65,000,000	2023-2028

Annual Net Sales (U.S. Dollars)	Milestone Payment (U.S. Dollars)	Applicable Period
$175,000,000	$75,000,000	2023-2029
$250,000,000	$160,000,000	2023-2029

(b)Reporting. So long as any Milestone Payment has not yet occurred, Buyer will furnish to Seller a written report within [**] after the end of each Calendar Quarter showing, on a Product-by-Product and country-by-country basis, the Net Sales of each Product in each country of the Territory.
(c)Records; Audits.
(i)Buyer agrees to keep, and to require its subsidiaries, controlled Affiliates and Product Licensees to keep, accurate records for a minimum period of [**] after the end of the Calendar Year to which they pertain, setting forth as applicable the Net Sales, in sufficient detail to enable compensation payable to Seller hereunder to be determined.
(ii)Buyer agrees, upon not less than [**] prior written notice, to permit, and to require its subsidiaries, controlled Affiliates and Product Licensees to permit, such books and records relating to such Products to be examined during regular business hours at such place or places where such records are customarily kept by the Neutral Accountant or another independent internationally-recognized accounting firm selected by Seller and reasonably acceptable to Buyer (the “Auditor”) solely for the purpose of verifying Milestone Payments owed. Any such audit will not be performed more frequently than [**] and not more frequently than [**] with respect to records covering any specific period of time and will be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations of Net Sales related to a Milestone Payment. Before beginning its audit, the Auditor shall execute an agreement reasonably acceptable to the audited Party pursuant to which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor will only share the results of the audit, not the underlying records, with the Parties. Seller agrees to treat as Buyer’s confidential information all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.
(iii)The Auditor will provide its audit report and the basis for any determination to Buyer at the time such report is provided to Seller before such report is considered to be final. Buyer will have the right to request a further determination by the Auditor as to matters which Buyer disputes within [**] following Buyer’s receipt of such report. Buyer will provide Seller and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination, at Seller’s expense, within [**] after the dispute notice is provided, which determination will be limited to the disputed matters. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Buyer, the underpaid or overpaid amount shall be settled promptly.

(iv)Any audit conducted by Seller is to be made at the expense of Seller, except if the results of the audit reveal an underpayment of milestones or other payments to Seller under this Agreement of [**] percent ([**]%) or more in the audit period, in which case (A) Buyer will promptly remit to Seller the amount of such underpayment and (B) the reasonable fees and expenses for such audit will be paid by Buyer.
(d)Meetings. Not more than [**], Seller may request a meeting with representatives of Buyer (reasonably designated by Buyer) having reasonably detailed knowledge of efforts, progress and plans relating to marketing, promotion, selling and commercialization of the Products. If Seller so requests a meeting, Seller and the appropriate representatives of Buyer shall promptly, and in any event not later than [**] following such request, meet in person or by telephone conference or video conference as mutually agreed by the applicable parties. The appropriate representatives of Buyer shall use diligent efforts to promptly and fully respond, during such meeting, telephone conference or video conference if practicable (or, if not then practicable, as soon as practicable thereafter), to Seller’s inquiries to the extent appropriate for the purpose of providing Seller with a reasonably detailed understanding of the efforts, progress and plans of Buyer relating to the achievement of the Milestone Events.
(e)Payment; Late Payments; Currency Conversion. The Parties understand and agree that the Milestone Payments, if earned, are an integral part of the consideration payable to Seller in connection with the transactions contemplated hereby and, subject to Section 6.6(b), shall be payable in U.S. Dollars by wire transfer to an account designated by Seller without offset or counterclaim. Subject to Section 6.6(b), any portion of any Milestone Payment not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to [**]% plus the prime rate announced by Citibank, N.A., from time to time; provided that, interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law. Notwithstanding anything to the contrary in the Agreement, conversion of sales recorded in local currencies to U.S. Dollars will be performed in a manner consistent with Buyer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. The Parties agree that the Milestone Payments shall, to the extent permitted by applicable Law, be treated for Tax purposes as Purchase Price paid pursuant to this Agreement.
(f)Sale of Product. If at any time Buyer or any of its Affiliates directly or indirectly consummates a Product Line Sale, Buyer shall cause the acquiror of the relevant Product to assume Buyer’s obligations under this Section 1.6.
Section 1.7Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party and at such requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 1.8Withholding. Notwithstanding anything to the contrary herein, Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such United States Taxes as any of them are required to deduct or withhold under the Code or Treasury Regulations with respect to the making of such payment. To the extent that any amounts are so deducted and withheld and properly remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”) pursuant to Section 8.6, the following representation and warranties are true and correct:

Section 2.1Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the Acquired Assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 2.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business with respect to the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except for such failures to be so duly licensed or qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Business Material Adverse Effect.
Section 2.2Title to Acquired Assets; Assigned Contracts. Seller is the legal and beneficial owner of, with good title to, or a valid and enforceable license or other right to use, all of the Acquired Assets. All of the Acquired Assets are free and clear of any Liens other than Permitted Liens.
Section 2.3Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other applicable Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including action by Seller’s shareholders) on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is party (when executed and delivered by Seller) will be, duly and validly executed and delivered by Seller and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Buyer, constitute or (when executed and delivered) will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and by equitable relief and other equitable remedies and those providing for equitable defenses.

Section 2.4Non-Contravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by Seller of this Agreement or any other Transaction Document, nor the consummation by Seller of the transactions contemplated hereby or thereby, will conflict with or would result in a violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Seller;
(b)require on the part of Seller any filing with, or any permit, authorization, consent or approval of a Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be adversely affect the Business, taken as a whole, in any material respect;
(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Contract, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to adversely affect the Business, taken as a whole, in any material respect;
(d)result in the creation or imposition of any Lien other than Permitted Liens on the Acquired Assets; or
(e)violate any order, writ, injunction or decree specifically naming, or applicable Law or statute, rule or regulation applicable to, Seller or any of its properties or assets, except for any violation that would not reasonably be expected to adversely affect the Business, taken as a whole, in any material respect.
Section 2.5Financial Information. Seller has provided true, correct and complete copies of the Financial Information to the Buyer. The Financial Information was derived from the financial reporting systems and the consolidated financial statements of Seller, which consolidated financial statements were prepared in accordance with GAAP, and such Financial Information fairly present in all material respects (a) the statement of inventory of the Business for the year ended December 31, 2021, (b) the cost of goods sold of the Business for each of the years ended December 31, 2021, 2020 and 2019 and the three month period ended March 31, 2022, and (c) Seller’s fixed asset report for the Business for the year ended December 31, 2021, in each case for the periods set forth in the applicable Financial Information. Seller has made available to Buyer good faith estimates of (i) the balances of the Business for the year ended December 31, 2021, (ii) the wholesaler inventory of the Business for the years ended December 31, 2019, December 31, 2020, and December 31, 2021, (iii) the volume and gross sales by customers of Business for the years ended December 31, 2019, 2020 and 2021, (iv) the average rebates and chargebacks of the Business for the year ended December 31, 2021, (v) the rebate volume for the Products for the year ended December 31, 2021, (vi) the average selling price of the Products for the year ended December 31, 2021, (vii) payables invoice aging report of the

Business for the year ended December 31, 2021 and (viii) accounts receivable aging report of the Business for the year ended December 31, 2021.

Section 2.6Absence of Certain Changes. Since December 31, 2021, (i) Seller has conducted the Product Exploitation and Business in the ordinary course of business and in a manner consistent in all material respects with past practice, (ii) there has not been any change, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect, and (iii) there has not been any of the following (and Seller has not taken any of the following actions):
(a)sold, assigned, transferred, or other disposition of any portion of the Acquired Assets, except for the sale of Inventory in the ordinary course of business;
(b)waived in writing any rights of material value to the Business, taken as a whole;
(c)except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to the Disclosure Schedule, made any capital expenditures with respect to the Business in an amount in excess of $[**] in the aggregate or that would constitute an Assumed Liability;
(d)acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not and will not become integrated into the Business;
(e)materially amended the terms of any existing Business Benefit Plan, except (i) as required by law, (ii) in the ordinary course of business or (iii) in a manner substantially consistent with the past practices of Seller;
(f)materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in GAAP or applicable local generally accepted accounting principles;
(g)materially changed its cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and acceptance of customer deposits;
(h)entered into any Contract that would constitute a Designated Contract;
(i)incurred, assumed or guaranteed any indebtedness for borrowed money in connection with the Business, except for unsecured current obligations and Liabilities incurred in the ordinary course of business consistent in all material respects with past practice;
(j)cancelled any debts or claims or amended, terminated or waived any rights constituting Acquired Assets;

(k)incurred any material damage, destruction or loss, or any material interruption in use, of any Acquired Assets, whether or not covered by insurance;
(l)any acceleration, termination (other than as a result of expiration, termination or cancellation in the ordinary course of business), material modification to or cancellation of any Designated Contract or material Permit;
(m)material capital expenditures which would constitute an Assumed Liability;
(n)imposition of any Lien other than Permitted Liens upon any of the Acquired Assets;
(o)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business that is an Assigned Contract or would otherwise constitute a Designated Contract;
(p)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(q)settled any action or proceeding that is material to the Acquired Assets or the terms of which would be binding on Buyer or any of its Affiliates, or any Acquired Assets; or
(r)entered into any agreement or commitment with respect to, or made any act or omission that would result in, any of the matters referred to in paragraphs (a) through (r) of this Section 2.6.
Section 2.7Undisclosed Liabilities. To Seller’s Knowledge, there are no material Liabilities with respect to the Business, except for (a) the Liabilities described in Section 2.7 of the Disclosure Schedule, (b) Liabilities which have arisen in the ordinary course of business consistent in all material respects with past practice and which are not, individually or in the aggregate, material in amount, and (c) Excluded Liabilities.
Section 2.8Tax Matters.
(a)Seller has timely filed all Tax Returns required to be filed by it in all applicable jurisdictions and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, (or, with respect to the Business or the Acquired Assets, will be) timely paid.
(b)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto.

(c)No extensions or waivers of any statutes of limitations have been given or requested with respect to any Taxes in connection with the Business or the Acquired Assets.
(d)All deficiencies asserted, or assessments made, for Taxes with respect to the Business and the Acquired Assets as a result of any examinations by any Governmental Entity have been fully and timely paid.
(e)The charges, accruals and reserves for Taxes with respect to the Business and the Acquired Assets reflected on Seller’s books are adequate to cover all applicable Tax liabilities with respect to the Business and Acquired Assets for all Pre-Closing Tax Periods.
(f)Seller is not a party to any Action by any Governmental Entity with respect to Taxes. There are no current, pending or, to Seller’s Knowledge, threatened Actions relating to Taxes by any Governmental Entity with respect to the Business or the Acquired Assets.
(g)There are no Liens, nor (to Seller’s Knowledge) is any Governmental Entity in the process of imposing any Liens, with respect to Taxes upon any of the Acquired Assets (other than statutory liens for current Taxes not yet due and payable).
(h)Seller has not received a notice from any jurisdiction asserting that it is or was required to file any Tax Return that has not been filed or that it is or may be subject to Tax by that jurisdiction in connection with the Business or any Acquired Assets.
(i)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(j)Seller is not and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(k)With the exception of Contracts entered into in the ordinary course of business that are not primarily related to Taxes, Seller is not a party to any Tax allocation, sharing, indemnity, allocation, reimbursement or other similar Contract or arrangement (a “Tax Sharing Agreement”), nor is Seller liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise, in connection with the Business or any Acquired Assets.
Section 2.9Real Property. Seller does not own or lease any real property that constitutes an Acquired Asset. No real property owned or leased by Seller is material to the operation of the Business.
Section 2.10Intellectual Property.
(a)The Business IP constitutes all of the material Intellectual Property rights which are currently used and currently proposed to be used by Seller and its subsidiaries for Product Exploitation or used, held for use or currently prepared to be used by Seller and its subsidiaries for the Business. The Assigned Contracts include all In-Licensed IP used or currently proposed to be used by Seller and its subsidiaries for Production Exploitation or the Business.
(b)(i) Schedule 2.10(b)(i) contains true and complete lists of all Patents owned or purported to be owned by Seller that Cover the Products or which otherwise relate to, or are used or held for use solely in connection with, the Business, (ii) Schedule 2.10(b)(ii) contains true and complete lists of all Trademarks owned or purported to be owned by Seller which are currently used or currently proposed to be used by Seller and its subsidiaries for Product Exploitation or which otherwise relate to, or are used or held for use solely in connection with, the Business, in each case excluding the Retained Marks, and (iii) Schedule 2.10(b)(iii) contains true and complete lists of all Domains Names owned or purported to be owned by Seller which are currently used or currently proposed to be used by Seller and its subsidiaries primarily or solely for Product Exploitation or which otherwise relate to, or are used or held for use in connection with, the Business. Except as otherwise indicated on Schedule 2.10(b)(i), Schedule 2.10(b)(ii) and Schedule 2.10(b)(iii), Seller or its subsidiaries are the sole and exclusive beneficial and record owners of all such Patents, Trademarks, and Domain Names, free and clear of all Liens other than Permitted Liens.
(c)Schedule 2.10(c) contains true and complete lists of all In-Licensed Patents together with an indication of the Assigned Contract under which Seller is granted rights to each such In-Licensed Patent. Except as otherwise indicated on Schedule 2.10(c), Seller or its subsidiaries have valid, continuing, exclusive, worldwide rights in all fields with respect to such In-Licensed Patents.
(d)Seller is in compliance in all material respects with the terms and conditions of the Assigned Contracts that contain material In-Licensed IP.
(e)The Product Exploitation and conduct of the Business in the Territory, as the Product Exploitation and conduct of the Business is conducted as of the date hereof and as of the Closing Date, does not infringe, misappropriate, constitutes an unauthorized use of, or otherwise violate the Intellectual Property rights of any Third Party. Since January 1, 2018, no claim has been made to Seller, nor has Seller received any other notice alleging, that the Product Exploitation or conduct of the Business in the Territory, as the Product Exploitation and conduct of the Business is conducted as of the date hereof, and as the Product Exploitation and conduct of the Business is proposed as of the Closing Date, infringes upon, may infringe upon, misappropriates, constitutes an unauthorized use of or otherwise violates the Intellectual Property of any Third Party.
(f)Except for patent applications abandoned or allowed to expire in the ordinary course of patent prosecution, all Business IP is pending, issued or registered, as applicable, and, to Seller’s Knowledge, is valid, enforceable and in good standing (including, without regard to Seller’s Knowledge, the payment of all applicable maintenance fees and other fees, such that no such Business IP has been allowed to lapse or become abandoned due to failure to pay a maintenance fee or other fee). Since January 1, 2018, there has not been any Action pending or, to Seller’s Knowledge, threatened against Seller or any of its subsidiaries or licensors, that relates to the Business IP (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its subsidiaries in, or the scope, validity or enforceability of, any of the Business IP, or (ii) alleging that any activities with respect to the Product or Business, or any processes used to manufacture the Product, conflict with, misappropriate, infringe, or otherwise violate any intellectual property rights of any Third Party in the Territory.
(g)To Seller’s Knowledge, (i) no Third Party is misappropriating, infringing or otherwise violating any of the Business IP, and (ii) no claims have been asserted or threatened in writing alleging the foregoing.
(h)Seller and its subsidiaries take reasonable measures to protect the confidentiality of all material confidential Business IP, and to Seller’s Knowledge, there has not been any disclosure thereof or access thereto in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such Business IP. All employees, consultants and contractors of Seller involved in the creation or development of any such Business IP have assigned all of their right, title and interest in and to such Business IP to Seller and are bound by confidentiality obligations through signed agreements containing intellectual property assignments and confidentiality provisions in favor of Seller.
(i)The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, the right to own or use any material Business IP.
(j)Except as set forth on Section 2.10(j) of the Disclosure Schedule, (i) no university, Governmental Entity (whether U.S. or non-U.S., federal or state) or other non-profit organization sponsored research and development conducted in connection with the business of Seller or has any claim of right to, ownership of or other Lien other than Permitted Liens on any material Business IP and (ii) to Seller’s Knowledge, no inventor of any Patent that constitutes Business IP (A) was a student, university employee or employee of any Governmental Entity at the time the applicable invention was made or (B) has any claim of right to, ownership of or other Lien on any material Business IP.
(k)Neither the execution, delivery or performance by Seller of this Agreement, nor the consummation by Seller of any of the transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Lien or restriction on, any Business IP or (ii) the grant, assignment or transfer to any other Person of any Business IP.
Section 2.11Designated Contracts.
(a)Schedule 2.11(a) lists, as of the date of this Agreement, each of the following Contracts (x) by which any of the Acquired Assets are bound or materially affected or (y) to which Seller or any of its subsidiaries is a party or by which it is bound in connection with the Business or the Acquired Assets (such Contracts, being “Designated Contracts”):
(i)all Contracts providing for payments the remaining unpaid balance of which is in excess of $[**] and which, in each case, cannot be cancelled without penalty or without more than [**] notice;

(ii)all Contracts that require Seller or its subsidiaries to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)all Assigned Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)except for Contracts relating to trade payables, all Contracts relating to indebtedness for borrowed money (including guarantees) that would constitute an Assigned Contract or that would encumber the Acquired Assets or the Business;
(v)all Contracts with any Governmental Entity;
(vi)all Contracts that prohibit the Business from freely engaging in business anywhere in the world and that would reasonably be expected to be material to the Acquired Assets or the operation of the Business, taken as a whole;
(vii)all joint venture, partnership or similar Contracts;
(viii)all Contracts for the sale of any of the Acquired Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Acquired Assets, other than agreements for the sale of goods and services in the ordinary course of business;
(ix)all Contracts for the acquisition by Seller of any operating business or the equity interests of any other Person, other than acquisitions by Seller that have not or will not become integrated into the Business;
(x)all powers of attorney with respect to the Business or any Acquired Asset, other than powers of attorney to Seller’s intellectual property filing agents set forth on Schedule 2.11(a)(xi);
(xi)all Contracts related to Intellectual Property used in or related to the Business, the Acquired Assets or the Products;
(xii)all Contracts used by Seller for the supply, manufacturing or distribution of the Products; and
(xiii)all other Contracts that are material to the Acquired Assets or the operation of the Business and not previously disclosed pursuant to this Section 2.11;

provided, however, that (A) no Contract referred to in any of clauses (i) through (xiii) above need be disclosed unless Seller currently has, or may in the future have, any material rights or obligations thereunder and (B) no agreement solely providing a license or other right to use any generally commercially available, off-the-shelf software program (or software as a service) is required to be disclosed in response to any provision of this Section 2.11.

(b)Seller has made available to Buyer a correct and complete copy of each Designated Contract in effect on the date of this Agreement (as amended to the date of this Agreement). Each Designated Contract is valid and binding on Seller in accordance with its terms and is in full force and effect against Seller (except (i) to the extent expired in accordance with its terms and (ii) as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and by equitable relief and other equitable remedies and those providing for equitable defenses). None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged as of the date hereof to be in material breach of or material default under), or as of the date hereof has provided or received any notice of any intention to terminate, any Designated Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Designated Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Designated Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.
Section 2.12Litigation. Except as set forth on Section 2.12 of the Disclosure Schedule, since January 1, 2018 there is no and has been no material suit, Action, litigation, arbitration or proceeding commenced or pending against Seller or that relates to the Products, Business or Acquired Assets, or to Seller’s Knowledge, any material investigation commenced or threatened material claim made against Seller, including any product liability claim or action relating to the safety of the Products, or that relates to the Acquired Assets, the Business or the Products, or which challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or the Transaction Documents. To Seller’s Knowledge, no event or circumstances has occurred or exists that would be reasonably likely to result in the forgoing.
Section 2.13Labor Matters.
(a)No employee providing services with respect to the Business is covered by a collective bargaining agreement or a party to or bound by any consulting agreement, termination or severance agreement, change-of-control agreement, or any other agreements respecting the terms and conditions of employment.
(b)As of the date hereof, (i) there are no pending or, to Seller’s Knowledge, threatened, strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to the Business and (ii) no union representation question, petition or proceeding exists with respect to the employees of Seller.
(c)Seller is and, since January 1, 2020, has, with respect to the Business, been in compliance in all material respects with all applicable employment-related Laws, including equal employment and fair employment practices, terms and conditions of employment, wages, overtime compensation, hours of work, meal and break periods, workers’ compensation, occupational safety and health, and the Immigration Reform and Control Act of 1986.

Section 2.14Employee Benefits.
(a)Since January 1, 2020 there have been no claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Seller’s Knowledge, investigations by any Governmental Entity involving any Business Benefit Plan.
(b)Neither Seller nor any ERISA Affiliate has in the preceding six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to any: (i) employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) Multiemployer Plan, or (iii) funded welfare benefit plan within the meaning of Section 419 of the Code.
(c)None of the Business Benefit Plans promises or provides post-termination medical or other post-termination welfare benefits to any employee providing services with respect to the Business, except in the form of cash severance or outplacement services or as required by applicable Law.
Section 2.15Environmental Matters. Except as would not reasonably be expected to be material to the Business taken as a whole: (a) since January 1, 2018 Seller has not received (i) any written notice alleging any violation by Seller in connection with the Business or the Acquired Assets with respect to any applicable Environmental Laws or (ii) any Environmental Notice or Environmental Claim, (b) there has been no Release of any Hazardous Substance into the environment with respect to the Business or the Acquired Assets in violation of Environmental Laws, (c) Seller has not retained or assumed, by Contract or operation of Law, any Liabilities of third parties under Environmental Laws which would constitute Assumed Liabilities, (d) to Seller’s Knowledge, all facilities where Products are manufactured, processed or packaged comply with Environmental Laws and (e) the operations of Seller with respect to the Business and the Acquired Assets are currently and have been in compliance with all Environmental Laws.
Section 2.16Legal Compliance.
(a)Seller is and since January 1, 2019 has been in compliance with all applicable Laws, including all Regulatory Laws of any federal, state or foreign government, or any Governmental Entity, currently in effect, except for any failure to be in compliance that would not reasonably be expected to be material to the Business taken as a whole. Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply that is unresolved as of the date hereof.
Section 2.17Permits. Section 2.17 sets forth all of the NDAs and other Permits necessary for and material to the operation of the Business and the Product Exploitation as of the date hereof. Seller is not, and since January 1, 2019 has not been, in violation of or default under any such Permit (including any NDA) from any Governmental Entity used in its business or operations as presently conducted and material to the business or operations of the Business, except for any violation or default that would not reasonably be expected to be material to the Business taken as a whole.

Section 2.18Regulatory Matters.
(a)Seller, its subsidiaries and controlled Affiliates, and, to Seller’s Knowledge, their contracted third party manufacturers, have developed, tested, labeled, packaged, manufactured, distributed, and stored the Products in material compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FDCA”) and applicable implementing regulations issued by the U.S. Food and Drug Administration (“FDA”).
(b)Seller, its subsidiaries and to Seller's Knowledge, their contracted third party manufacturers and Affiliates are in material compliance with and possesses all permits, licenses, registrations, authorizations, certificates, orders, regulatory and marketing approvals and clearances, franchises, variances and other similar rights issued by or obtained from any Governmental Entities required to conduct the Business as currently conducted (collectively, “Permits”), including all such Permits required by the FDA and any other U.S. federal or state agencies or bodies engaged in the regulation of the Products. All such Permits of the Seller and its subsidiaries and, to Seller’s Knowledge, their contracted third party manufacturers and Affiliates, are valid and in full force and effect.
(c)All manufacturing operations conducted by or for the benefit of Seller with respect to the Business have been and are being conducted in material compliance with applicable Regulatory Laws. Seller has filed with the FDA and other applicable Governmental Entities all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development, handling, manufacture, sale, and distribution of the Products. Except as set forth on Schedule 2.18(c), since January 1, 2018, neither Seller, nor its subsidiaries, nor its controlled Affiliates, nor its contract manufacturers have received an FDA Form 483 or any other regulating authority notice of inspectional observations related to or affecting the Products, and there have been no voluntary or required recalls, market withdrawals, seizures, detentions or similar actions, or any material quality, safety efficacy or performance issues detected, defects, or complaints as it relates to the Products, in each case which have not been closed out by the FDA or the relevant regulatory authority, or to Seller’s Knowledge, its contract manufacturers that can potentially threaten the Product.
(d)All non-clinical and preclinical studies, clinical trials and investigations of the Products conducted by or on behalf of Seller with respect to the Business have been and, if still pending, are being, conducted in material compliance with the applicable protocol for such study or trial and all applicable and Regulatory Laws. No non-clinical studies, clinical trials, or investigations of the Products conducted by or on behalf of Seller have been terminated or suspended prior to scheduled completion unless otherwise disclosed to Buyer, and neither the FDA nor any other regulating authority or institutional review board have initiated, or, to Seller’s Knowledge, threatened to initiate, any action to place a clinical hold order on, request to materially modify or otherwise terminate or suspend, any proposed or ongoing clinical trial, investigation or evaluation of any Product conducted by or on behalf of Seller.

(e)None of Seller, its subsidiaries, its controlled Affiliates, any officer or employee of Seller or, to Seller’s Knowledge, agent or representative acting for Seller or its controlled Affiliates have made an untrue statement of a material fact or fraudulent statement to any regulatory authority relating to the Products, its Permits, or otherwise failed to disclose a material fact required to be disclosed to any regulatory authority relating to both the Products and the Permits.
(f)Since January 1, 2018, none of Seller, its subsidiaries, controlled Affiliates, any officer, director, employee or, to Seller’s Knowledge, agent, representative or contractor of Seller or its subsidiaries or its controlled Affiliates (i) has been charged with or convicted of any criminal offense or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by any Governmental Entity, in each case relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to Seller’s Knowledge, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.
(g)Since January 1, 2018, Seller has not received verbal nor written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity alleging that any operation or activity of Seller, in connection with the Business, is in material violation of any Regulatory Laws. To Seller’s Knowledge, Seller is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations in connection with the conduct of the Business. Seller has not received any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.
(h)Since January 1, 2018, neither Seller nor any officer, director, employee, agent or contractor, or any other person engaged by or having a relationship with Seller, is, nor has been a party, to any corporate integrity agreement, individual integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any regulatory authority in connection with the conduct of the Business. Since January 1, 2018, Seller has not been subject to any type of investigation that is pending or, to Seller’s Knowledge, that is pending and not served or threatened or that has been threatened, in each case by the FDA, the Department of Health and Human Services Office of Inspector General or the Department of Justice pursuant to any Regulatory Laws with respect to the Business.
Section 2.19Suppliers. Section 2.19 of the Disclosure Schedules sets forth the top ten suppliers of goods or services to the Business for each of the most recent two fiscal years (as measured by the aggregate cost of items or services purchased for such period) (“Material Suppliers”). No Material Supplier has notified Seller verbally or in writing that it will stop, or decrease the rate of, supplying products or services to Seller with respect to the Products, the Acquired Assets, or the Business, including any such stop or decrease that would be reasonably likely, individually or in the aggregate, to be material to the Product Exploitation. To Seller’s Knowledge, (a) each supplier of Seller or any of its controlled Affiliates is in compliance in all material respects with all applicable Laws relating to such supplier’s relationship with Seller or its controlled Affiliates in connection with the Products and (b) there are no regulatory actions threatened in writing against such supplier, except to the extent not material, individually or in the aggregate, to the Products, the Acquired Assets, the Business or the Product Exploitation.

Section 2.20Product Liability.
(a)Since January 1, 2019, none of Seller nor any of its subsidiaries or controlled Affiliate has had a claim asserted against it in writing asserting any liability arising out of any injury to individuals or property as a result of ownership, possession or use of any Product.
(b)Seller has not, of its own accord or at the request of any regulatory authority initiated, conducted, or issued a recall, market withdrawal, or “dear doctor” letters relating to any Products. No regulatory authority has issued a safety alert or other warning relating to any Product. None of Seller nor any of its subsidiaries or controlled Affiliates has any plans to conduct a recall or similar field action relating to any Products and, to Seller’s Knowledge, there are no (A) Third Party plans to conduct a recall or other field action relating to any Products or (B) threatened involuntary recalls, investigations or similar events relating to any Products.
(c)Seller has made available to Buyer true and complete copies of all reports submitted to any regulatory authority related to product recalls performed, and all field alerts and periodic reports (PADERs) listing serious adverse event reports (as defined in 21 C.F.R. 314.80) submitted to the FDA (or any comparable submissions under any foreign Laws), by Seller since January 1, 2020.
Section 2.21Inventory. Seller has provided to the Buyer true, bona fide and unaltered copies of Kala Daily Inventory Reports for the Products as of May 14, 2022. Seller maintains no more than [**] of Inventory at its distributors. All Inventory and the Initial Order (as defined in the Supply Agreement) consists of a quality that is usable and salable in the ordinary course of business consistent in all material respects with past practice. No Inventory or inventory included in the Initial Order is obsolete, damaged, or defective. All Inventory and the Initial Order is owned by Seller free and clear of all Liens other than Permitted Liens and no Inventory is held on a consignment basis. Other than as set forth on Section 2.21 of the Disclosure Schedule, there are no open purchase orders, binding forecasts, minimum purchase requirements, or other obligations of Seller to purchase active pharmaceutical ingredients or other components of the Products.
Section 2.22Anti-Corruption Laws.
(a)Seller understands that Buyer and its Affiliates are required to and do abide by the United States Foreign Corrupt Practices Act and any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”). Seller represents and warrants that, with respect to the Product Exploitation and Acquired Assets, neither it nor any of its subsidiaries, controlled Affiliates, nor any of its officers, directors, employees, joint venture partners, agents, representatives, or other Person acting on its or their behalf has given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence (A) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (B) to any political party, official of a political party, or candidate, (C) to an intermediary for payment to any of the foregoing or (D) to any other person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license or taken any other action which would cause it to be, in each case in violation of any Anti-Corruption Law, except for any such violation that would not reasonably be expected to be material to the Business taken as a whole.
(b)There has been no Action commenced and pending or threatened in writing against Seller or any of its subsidiaries, or to Seller’s Knowledge, investigation commenced or claim made against Seller or any of its controlled Affiliates, in each case with respect to any violation of any Anti-Corruption Law with respect to the Product Exploitation and Acquired Assets, except for any Action, investigation or claim that would not reasonably be expected to be material to the Business taken as a whole.
Section 2.23Acquired Equipment. Other than the Acquired Equipment, there is no other machinery, equipment or personal property owned by the Seller or its controlled Affiliates that is: (i) related to, used in, or held for use in connection with, the Business or (ii) necessary for the conduct of the Business. The Acquired Equipment is structurally sound, in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such Acquired Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 2.24CFIUS. Seller does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.  Seller has no current intention of engaging in such activities in the future.
Section 2.25Brokers’ Fees. Except for the fees payable to Piper Sandler Companies, Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
Section 2.26Entire Business. Except for the Excluded Assets and assets that are deferred under Section 1.5, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate level services currently provided to the Business by Seller and its subsidiaries, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by Seller in connection with the Business on the date hereof and when combined with the services and goods contemplated to be provided under the Transaction Documents, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.

Section 2.27No Ex-US Product Exploitation. Neither Seller, its controlled Affiliates, subsidiaries nor any other Person engages in, or has ever engaged in, Product Exploitation outside of the United States of America.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the statements made in this ARTICLE III are true and correct.

Section 3.1Organization. Alcon Vision is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Alcon Swiss is a Swiss limited company duly organized, validly existing and in good standing under the laws of Switzerland.
Section 3.2Authority. Buyer has all requisite limited liability company or limited company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other applicable Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is a party (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Seller, constitute or (when executed and delivered) will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable relief and other equitable remedies and those providing for equitable defenses.
Section 3.3Non-Contravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will:
(a)conflict with or would result in a violation or breach of any provision of the charter, bylaws or other organizational documents of Buyer;
(b)require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”);

(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or
(d)violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.
Section 3.4Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
Section 3.5Litigation. There are no actions, suits, claims or legal, administrative or arbitrational proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.
Section 3.6Financing. Buyer has, and will at all relevant times have, sufficient funds to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including to pay the Closing Payment to Seller at the Closing and Milestone Payments when due hereunder.
Section 3.7Solvency. Buyer is not entering into this Agreement, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, in any case with the intent to hinder, delay or defraud either present or future creditors of Buyer. Immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses of Buyer, Buyer will be Solvent.
Section 3.8No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE II (each as qualified by the Disclosure Schedules), neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person has made or is making any express or implied representation or warranty with respect to the Business, any Acquired Asset or any Assumed Liability, and (subject to the express representations and warranties of Seller set forth in ARTICLE II (in each case as qualified and limited by the Disclosure Schedule)) none of Buyer, or any of its Affiliates, has relied on any such information (including the accuracy or completeness thereof).

Section 3.9Agreements With Employees of the Business. Buyer has provided Seller with true, correct and complete copies of any Contracts in existence on the date hereof between Buyer or any of its Affiliates, on the one hand, and any employees of the Business, on the other hand, that would become effective upon the consummation of the transactions contemplated by this Agreement.
Section 3.10Non-Reliance. Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE II of this Agreement (including related portions of the Disclosure Schedules).
ARTICLE IV
PRE-CLOSING COVENANTS
Section 4.1Efforts; Antitrust Laws.
(a)Subject to the terms hereof, including Section 4.1(b) (but without limiting Buyer’s obligations under Section 4.1(c) or Section 4.1(d)), from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII (the “Pre-Closing Period”), each Party shall:
(i)use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
(ii)within ten (10) Business Days after the date of this Agreement, unless otherwise agreed, make all necessary filings under the Hart-Scott-Rodino Act to consummate the transactions contemplated hereby and, as soon as practicable after the date of this Agreement, making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any Party or any of its Affiliates under any other applicable Antitrust Law, and thereafter make any other submissions under the Hart-Scott-Rodino Act or other Antitrust Law required in connection with the transactions contemplated hereby and satisfy any related governmental request thereunder in each case as promptly as practicable;
(iii)use its commercially reasonable best efforts to make, as promptly as practicable, all filings, and thereafter make any other submissions, required under any other applicable Law in connection with the transactions contemplated hereby;
(iv)use its commercially reasonable best efforts to obtain, as promptly as practicable, from any Governmental Entity any consent or order required to be obtained by such Party or any of its Affiliates as necessary to consummate the transactions contemplated hereby; and

(v)execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

During the Pre-Closing Period, each Party shall (1) cooperate with the other in connection with the making of all filings required under any applicable Law in connection with the transactions contemplated hereby, including providing the other Party (or its Representatives) with the opportunity to review in advance copies of all such documents to the non-filing Party and its advisors prior to filing and, considering in good faith any reasonable additions, deletions or changes suggested in connection therewith and (2) furnish to the other, or its representatives, all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 4.1(a) shall modify or affect the rights and responsibilities of either Party under Section 4.1(b) or modify or affect Buyer’s obligations under Section 4.1(c) or Section 4.1(d).

(b)Subject to the terms hereof, and without limiting Buyer’s obligations under Section 4.1(c) and Section 4.1(d), each Party shall (and shall cause its Affiliates to) cooperate and to use its commercially reasonable best efforts promptly to (i) obtain any government clearances or approvals required for the Closing under applicable Antitrust Laws, (ii) respond to any government requests for information under any Antitrust Law and (iii) contest and resist any actual or threatened action, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Antitrust Order that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. Except to the extent prohibited by applicable Law, each Party will consult and cooperate with the other, and consider in good faith the views of the other, in connection with, and provide to the other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any proceedings in connection with the transactions contemplated hereby under or relating to any Antitrust Law. Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and any applicable foreign Antitrust Laws.
(c)Notwithstanding any provision of this Agreement to the contrary, in no event shall Buyer be obligated to divest or hold separate, or enter into any licensing agreement or arrangement seeking to prohibit or limit in any respect the ownership or operation of (i) any asset or any portion of any business of Buyer, including its subsidiaries, or (ii) the Acquired Assets. Buyer further agrees not to extend, stay or toll any waiting period or withdraw and refile the notification under the Hart-Scott-Rodino Act or enter into any agreement with any Governmental Entity to delay, or otherwise not consummate as soon as practicable, the transactions contemplated by this Agreement, except with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)Without limiting either Party’s obligations set forth in any of Section 4.1(a), Section 4.1(b), Section 4.1(c) or Section 4.1(d), each Party shall give (or shall cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their commercially reasonable best efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement that are

(i) necessary to consummate such transactions, (ii) disclosed in the Disclosure Schedule (in the case of any such consent required to be obtained by Seller which consent fees shall be borne by Seller) or the failure of which to disclose would result in the breach of a representation or warranty set forth in ARTICLE III (in the case of any such consent required to be obtained by Buyer) or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Business Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Closing.
Section 4.2[RESERVED]
Section 4.3Operation of Business. Except as set forth on Schedule 4.3, during the Pre-Closing Period, Seller shall, and shall cause its controlled Affiliates to: (a) use commercially reasonable efforts to conduct the Product Exploitation in the ordinary course of business consistent in all material respects with past practice, (b) use commercially reasonable efforts to maintain, in all material respects, the Acquired Assets, and any assets that would be Acquired Assets if owned on the Closing Date by Seller or its controlled Affiliates, in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted, (c) use commercially reasonable efforts to maintain and preserve intact in all material respects its current Business arrangements, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business, (d) maintain no more than [**] of Inventory at its distributors, and (e) conduct the Product Exploitation in all material respects in compliance with Law. Without limiting the generality of the forgoing, except as set forth on Schedule 4.3, Seller shall:
(i)not (A) sell, lease, sublease, license, transfer, permit to lapse, waive, abandon, fail to pursue applications for or defend rights in or dispose of any Acquired Assets or rights therein (other than the disposal of useless assets in the ordinary course of business) or (B) mortgage, pledge, impose, permit, grant or suffer any Lien (other than any Permitted Lien) thereon;
(ii)not compromise or settle any Action that is material to the Acquired Assets if the terms of such compromise or settlement would be binding on Buyer or any of its Affiliates, or any Acquired Assets, after the Closing;
(iii)not (A) terminate, amend or modify, or waive any material right under, any material Contract or material consent, authorization, approval, order, license, certification or permit of or from, or declaration or filing with, any Governmental Entity, including any required filing with any Governmental Entity or pursuant to applicable Law for the operation of the Acquired Assets or (B) enter into any other Contract that would be an Acquired Asset if held by Seller or any of its controlled Affiliates as of the Closing Date;
(iv)not initiate any change or modification in any material respect of (A) the pricing of any of the Products, (B) any promotional allowances, rebates, discounts or other coupons offered to customers related to any of the Products, in each case, other than (x) solely with respect to any country other than the United States, Canada, the United Kingdom, France, Germany, Ireland, the Netherlands, Italy and Australia, in the ordinary course of business or (y) any such change or modification automatically occurring in accordance with the terms of any Contract;
(v)with respect to the Acquired Assets and the Business, not take any action (or omit to act) where such action (or omission, as applicable) could reasonably be expected to have the effect of increasing any present or future Tax liability of Buyer or its Affiliates or decreasing any present or future Tax benefit for Buyer or its Affiliates;
(vi)not authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions (i) through (v) without the prior written consent of the Buyer;
(vii)preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;
(viii)pay the debts, Taxes and other obligations of the Business when due;
(ix)continue to collect accounts receivable in a manner consistent with past practices, without discounting such accounts receivable;
(x)maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(xi)continue in full force and effect without modification all insurance policies related to or used in or for the Business or the Acquired Assets, except as required by applicable Law;
(xii)perform all of its obligations under all Assigned Contracts;
(xiii)maintain the Books and Records in accordance with past practice;
(xiv)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; and
(xv)not take or permit any action that would cause any of the changes, events or conditions described in Section 2.6 to occur.
Section 4.4Access. During the Pre-Closing Period, Seller shall permit the representatives of Buyer listed on Schedule 4.4 to have reasonable access (at reasonable times, on reasonable prior written notice, and in all cases subject to any measures generally implemented by Seller for contractors and visitors in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to the Books and Records, premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Buyer acknowledges that it remains bound by the confidentiality agreement, dated [**], previously entered into between Alcon Vision, LLC and Seller (the “Confidentiality Agreement”), and any information provided pursuant to this Section

4.4 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, Seller shall not be required to provide access to the extent such access would, in the reasonable judgment of Seller, jeopardize protections afforded Seller under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable Law, Contract or privacy policy or result in the disclosure of any trade secret. Prior to the Closing, Buyer shall not (and shall cause its representatives not to) contact or communicate with the employees, customers and suppliers of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller which shall not be unreasonably conditioned, withheld or delayed.

Section 4.5Books and Records. To the extent any Books and Records are not transferred to Buyer as Acquired Assets pursuant to Section 1.1(a)(i)(E) due to any requirement under applicable Law that such Books and Records be maintained by Seller, Seller shall, to the extent permitted by applicable Law, provide copies of such Books and Records to Buyer at or promptly following the Closing; provided that, if required by applicable Law, Seller may redact the portions of such Books and Records that are required by applicable Law to be redacted, or held confidential, prior to sharing such copies with Buyer.
Section 4.6No Solicitation of Other Bids.
(a)Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its controlled Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Acquired Assets.
(b)In addition to the other obligations under this Section 4.6, Seller shall promptly (and in any event within [**] after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)Seller agrees that the rights and remedies for noncompliance with this Section 4.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 4.7 Notice of Certain Events.
(a)During the Pre-Closing Period, Buyer shall give prompt notice to Seller and Seller shall give prompt notice to Buyer, of (i) the occurrence, or failure to occur of any event, which occurrence or failure to occur would reasonably be expected to cause the conditions to Closing set forth in Section 5.1(a) or Section 5.2(a), as the case may be, not to be satisfied or (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which failure would reasonably be expected to cause the conditions to Closing set forth in Section 5.1(b) or Section 5.2(b), as the case may be, not to be satisfied.
(b)If (i) any such notice relates to the occurrence of any event arising after the Date of this Agreement (without breach of Section 4.3), (ii) such notice is accompanied by a Termination Right Notice and such Termination Right Notice describes bona fide matters that would reasonably be expected to have a Business Material Adverse Effect, and (iii) Buyer does not exercise its termination right prior to the Closing, then the information set forth in such notice shall constitute an amendment of the representation or warranty to which it relates for purpose of ARTICLE VI of this Agreement such that Buyer shall not be entitled to indemnification under ARTICLE VI of this Agreement with respect to such matter to the extent of the information so disclosed. Seller shall cooperate with Buyer and provide all such information as is reasonably requested by Buyer regarding the matters described in the Termination Right Notice.
(c)If (i) any such notice relates to the occurrence of any event arising after the Date of this Agreement (without breach of Section 4.3), but (ii) (A) such notice is not accompanied by a Termination Right Notice or (B) notifies of matters that would not reasonably be expected to have a Business Material Adverse Effect, then Buyer shall continue to have the indemnification rights set forth in ARTICLE VI with respect to such matters.
(d)Other than as set forth above, Buyer’s receipt of information pursuant to this Section 4.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 6.2 and Section 7.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 4.8 Notification of Certain FDA Matters. During the Pre-Closing Period, subject to applicable Laws, Seller shall, to the extent reasonably practicable, provide Buyer with advance notice of, and a summary following, any meetings or scheduled conference calls Seller has with the FDA or its advisory committees or any other similar Governmental Entity regarding the Products. Seller will (a) promptly notify Buyer of any material notice or other communication to Seller from the FDA or its advisory committees or any other similar Governmental Entity in the Territory regarding the Drug Substance, the Business or the Products and (b) furnish Buyer with copies of all non-confidential substantive correspondence, filings and written communications between Seller and its respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, regarding the Drug Substance, the Business or the Products.

Section 4.9Release of Liens. During the Pre-Closing Period, Seller shall deliver to Buyer written evidence, in form and substance reasonably satisfactory to Buyer in its sole discretion, of (a) a release of all Liens on the Acquired Assets and the Business arising from the Oxford Loan (the “Oxford Loan Release”) and (b) the release of each other Lien that could impair Exploitation of the Products or the use or value of the Acquired Assets or the Business in any material respect.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
Section 5.1Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)the (i) the Fundamental Representations of Seller shall be true and correct in all material respects (without giving effect to any limitation or qualification contained therein relating to “materiality”, “Business Material Adverse Effect”, “material to the Business taken as a whole”, “material to the Acquired Assets taken as a whole” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date as if made as of the Closing Date with the same effect as though made at and as of such date (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date), and (ii) the representations and warranties of Seller set forth in ARTICLE II (other than the Fundamental Representations) and in the Transaction Documents and any certificate required to be delivered hereunder or thereunder shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality”, “Business Material Adverse Effect”, “material to the Business taken as a whole”, “material to the Acquired Assets taken as a whole” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date as if made as of the Closing Date with the same effect as though made at and as of such date (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date) except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Business Material Adverse Effect;
(b)Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
(c)from the date hereof, there shall not have occurred a Business Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Business Material Adverse Effect;
(d)Seller shall have delivered to Buyer a certificate, in the form of Exhibit I attached hereto, to the effect that each of the conditions specified in Section 5.1(a), Section 5.1(b), and Section 5.1(c) is satisfied (the “Seller Closing Certificate”);

(e)no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;
(f)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) and any agreement with any Governmental Entity not to close on the transactions contemplated by this Agreement shall have expired or otherwise been terminated;
(g)all approvals, consents and waivers that are listed on Section 5.1(g) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;
(h)Seller shall have delivered to Buyer written evidence of the Oxford Loan Release, in a form and substance reasonably satisfactory to Buyer and release of any other Liens on the Acquired Assets that is required by Section 4.9; and
(i)Buyer shall have received duly executed counterparts to each Transaction Document and such other items required to be delivered to it pursuant to Section 1.3(b).
Section 5.2Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:
(a)the (i) the Fundamental Representations of Buyer shall be true and correct in all material respects (without giving effect to any limitation or qualification contained therein relating to “materiality”, “Buyer Material Adverse Effect” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date as if made as of the Closing Date with the same effect as though made at and as of such date, (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date), and (ii) the representations and warranties of Buyer set forth in ARTICLE III (other than the Fundamental Representations) and in the Transaction Documents and any certificate required to be delivered hereunder or thereunder shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality”, “Buyer Material Adverse Effect” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date as if made as of the Closing Date with the same effect as though made at and as of such date (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date) except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;
(b)Buyer shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)Buyer shall have delivered to Seller a certificate, in the form of Exhibit J attached hereto, to the effect that each of the conditions specified in Section 5.2(a) and Section 5.2(b) is satisfied (“Buyer Closing Certificate”);
(d)no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;
(e)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) and any agreement with any Governmental Entity not to close the transactions contemplated by this Agreement shall have expired or otherwise been terminated; and
(f)Seller shall have received duly executed counterparts to each Transaction Document and such other items required to be delivered to it pursuant to Section 1.3(b).
ARTICLE VI
INDEMNIFICATION
Section 6.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in the first sentence of Section 2.1, Section 2.2, Section 2.3, Section 2.4(a), Section 2.8, Section 2.10(b), Section 2.10(c), Section 2.25, Section 2.26, Section 3.1, Section 3.2, Section 3.3(a) and Section 3.6 (the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided further that, the representations and warranties in Section 2.10(e) shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date. All covenants and agreements of the parties contained herein which by their terms are to be performed at or prior to the Closing shall survive the Closing until the date that is eighteen (18) months from the Closing Date and covenants and agreements that provide for performance after the Closing shall survive the Closing for the period explicitly specified therein but shall not survive beyond the applicable statute of limitations in the event of a breach of such covenant. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything else to the contrary herein, it is the express intent of the parties hereto that (a) if the applicable survival period as contemplated by this Agreement for an item is shorter than the statute of limitations that would otherwise have been applicable to such item then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated herein, and (b) the 20 year statute of limitations contemplated by 10 Del. C. §8106(c) shall not apply to this Agreement. The provisions of this Section 6.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

Section 6.2Indemnification By Seller. From and following the Closing and subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (to the extent coverage is not available or sufficient under the R&W Insurance Policy to fully reimburse, indemnify and hold the Buyer Indemnitees harmless for the applicable Losses) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Third Party Claim based upon, resulting from or arising out of any Excluded Asset or any Excluded Liability.
Section 6.3Indemnification By Buyer. From and following the Closing and subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer to Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Buyer to Seller pursuant to this Agreement; or
(c)any Acquired Asset or Assumed Liability.
Section 6.4Certain Limitations. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) exceeds one percent (1%) of the Total Cash Consideration (the “Threshold”), in which event Seller shall only be required to pay or be liable for all such Losses in excess of the Threshold. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.2(a) shall not exceed $14,000,000 (the “Cap”). Notwithstanding the foregoing, the Threshold shall not apply to any Loss for which the Buyer bears the burden of a deductible or retention for such Loss under the R&W Insurance Policy.
(b)The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.2 shall not exceed the Total Cash Consideration.
(c)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.3(a) exceeds the Threshold, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Threshold. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.3(a) shall not exceed the Cap.
(d)Notwithstanding the foregoing and for the avoidance of doubt, the limitations set forth in Section 6.4(a) and Section 6.4(c) shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy or apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in the Fundamental Representations, or (ii) Fraud.
(e)For purposes of this ARTICLE VI, any inaccuracy in or breach of any representation or warranty and the calculation of Losses thereunder shall be determined without regard to any “materiality”, “Business Material Adverse Effect”, “Buyer Material Adverse Effect”, “material to the Business taken as a whole”, “material to the Acquired Assets taken as a whole” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty.
(f)The amount of any Losses for which indemnification is provided under this ARTICLE VI shall be reduced by any amounts the Indemnified Party actually recovers under, in the case of Buyer or one of its Affiliates or Representatives, insurance policies (including the R&W Insurance Policy), and, in the case of Seller or one of its Affiliates or Representatives, any insurance policy maintained by any of them or other related payments from third parties actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates on account of the matter resulting in such Losses or the payment of such Losses. Where Seller or one of its Affiliates is an Indemnified Party, Seller shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance and other third party claims to which it may be entitled in connection with any Losses indemnifiable pursuant to this ARTICLE VI it incurs. Where Buyer or one of its Affiliates is an Indemnified Party, Buyer shall submit a claim (and use reasonable best efforts to prosecute and obtain full recovery (subject to the limitations of the R&W Insurance Policy) for such claim) under the R&W Insurance Policy for any matter giving rise to indemnification hereunder that may be covered thereby or insurable thereunder (after taking into account any deductibles, retentions or other limitations set forth herein applicable to the R&W Insurance Policy). The

Parties shall cooperate with each other in pursuing insurance claims with respect to any Losses or any indemnification obligations with respect to Losses. If an Indemnified Party (or an Affiliate) receives any insurance or other third party payment (including pursuant to the R&W Insurance Policy) in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance or other third party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VI with respect to such claim plus the amount of the insurance and other third party payments received, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VI.
(g)Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss upon and after becoming aware of any fact, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Loss for which it would have the right to seek indemnification hereunder.
Section 6.5Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party”.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person or entity who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than [**] after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is damaged or prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, and if the Indemnifying Party provides irrevocable notice that it shall indemnify for such Third Party Claim and elects to assume the defense of any Third Party Claim at any time following the delivery of notice of such Third Party Claim, to assume, the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that (I) such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim involving criminal or serious reputational claims, and (II) if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (v) alleges infringement or misappropriation of any Intellectual Property right, (w) that is asserted directly by or on behalf of a person that is a supplier or customer of the Business, (x) that seeks a material injunction or other material equitable relief against the Indemnified Party, (y) the assumption of defense of which by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy, or (z) whereby a Buyer Indemnitee or the insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party provides written notice to the Indemnified Party that it elects not to compromise or defend such Third Party Claim, or, following an election to assume the defense of such Third Party Claim, fails to prosecute in good faith the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 8.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided that the Indemnifying Party may enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party that (w) involves no obligation of any Indemnified Party, (x) involves only the payment of money damages all of which are paid in full by the Indemnifying Party, (y) involves no finding or admission of fault or wrongdoing by any Indemnified Party, and (z) does not involve any criminal or reputational claims and would not otherwise reasonably be expected to materially adversely affect any Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than [**] after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is damaged or prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have

[**] after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such [**] period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 6.6Payments; Recourse.
(a)Once a Loss that is the subject of a Third Party Claim or Direct Claim (or portion thereof) is agreed to in writing by the Indemnifying Party or determined by a court of competent jurisdiction in a nonappealable final order, decree or ruling or any other nonappealable final action to be payable pursuant to this ARTICLE VI by the Indemnifying Party (any such Loss or portion thereof, an “Indemnifiable Amount”), the Indemnifying Party shall pay such Indemnifiable Amount within [**] of such agreement or nonappealable final action by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such Indemnifiable Amount within such [**] period, such Indemnifiable Amount shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to [**]% plus the prime rate announced by Citibank, N.A. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
(b)If the Buyer or one of its Affiliates or Representatives is the Indemnified Party, and Buyer has delivered a notice of either a Third Party Claim or Direct Claim, Buyer may in its sole discretion elect to establish an escrow arrangement as a source of recovery for Losses arising from such claim. Citibank N.A. or another escrow agent mutually agreed to by Buyer and Seller shall serve as escrow agent and Buyer and Seller shall promptly negotiate a customary indemnification escrow agreement utilizing such escrow agent’s then current standard form for such arrangements. An amount equal to the reasonably estimated maximum amount of the Losses arising from such claim as estimated by Buyer in good faith shall be set-off from the amounts otherwise payable to Seller pursuant to Section 1.6(a) and shall be paid to the escrow agent to be held as the escrow funds under the escrow agreement described in this paragraph. Such escrow funds shall be held by the escrow agent in an escrow bearing account disbursed in the manner customarily provided for in escrow arrangements of this kind, including that Seller shall be responsible for payment of income Taxes arising from escrow account and shall receive distributions from the interest accruing on the escrow funds to pay such Taxes.
Section 6.7Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 6.8Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or any reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 5.1 or Section 5.2, as the case may be.
Section 6.9Exclusive Remedies. Subject to Section 10.13, the parties acknowledge and agree that the sole and exclusive remedy of the Parties and their respective Affiliates with respect to any and all claims against the other Party hereto (other than claims arising from Fraud on the part such other Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.9 shall limit any person’s or entity’s right to seek and obtain any equitable relief to which any person or entity shall be entitled or to seek any remedy on account of any Party’s Fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this ARTICLE VI), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.
ARTICLE VII
TERMINATION
Section 7.1Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
(a)the Parties may terminate this Agreement by mutual written consent;
(b)Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;
(c)Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;
(d)Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before 11:59 p.m. on the date that is six months following the date of this Agreement, by reason of the failure of any condition precedent under Section 5.1 or Section 5.2;

(e)Buyer or Seller may terminate this Agreement in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order or decree restraining or enjoining the transactions contemplated by this Agreement, and such order or decree shall have become final and non-appealable; and
(f)Buyer may terminate this Agreement within 15 days following delivery by Seller to Buyer of an update to the Disclosure Schedule pursuant to Section 4.7, which contains new disclosure of any event or development that would reasonably be expected to have a Business Material Adverse Effect;

provided, however, that neither Party may terminate this Agreement pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

Section 7.2Effect of Termination.
(a)Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to any person or entity; provided, that any such termination shall not relieve any party from liability for damages for any Buyer Willful Breach or Seller Willful Breach, as the case may be, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement. Nothing shall limit or prevent either Party from exercising any rights or remedies it may have under Section 10.13 in lieu of terminating this Agreement pursuant to Section 7.1.
(b)Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement, this Section 7.2, ARTICLE X and the definitions of any capitalized terms used in any such provision, Section or Article shall survive the termination of this Agreement for any reason.
ARTICLE VIII
FURTHER AGREEMENTS
Section 8.1Access to Information; Record Retention; Cooperation.
(a)Access to Information. Subject to compliance with contractual obligations and applicable Laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably requested by the other Party (but in all cases such access shall be subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak). Information may be requested under this Section 8.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim, performing this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, and all other proper business purposes.
(b)Access to Personnel. Subject to compliance with contractual obligations and applicable Laws and regulations, following the Closing, each Party shall use commercially reasonable efforts (in all cases subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 8.1(a).
(c)Reimbursement. A Party providing Information or personnel to another Party under Section 8.1(a) or Section 8.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.
(d)Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, following the Closing until [**], each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within [**], the offered Information may be disposed of at any time.
(e)Preparation of Seller Financial Statements. Following the Closing, Buyer shall prepare and provide to Seller and its Affiliates (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) all information relating to the Business reasonably required for Seller and its Affiliates to prepare the financial statements of Seller and its Affiliates for fiscal periods that precede or include the Closing Date. In furtherance thereof, Buyer shall use its reasonable best efforts (in all cases subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to ensure that Seller and its Affiliates (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) will be provided with full unrestricted access to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 8.1(e).

(f)Confidentiality. Following the Closing, each of Buyer and Seller (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party or any of its Affiliates furnished to it by the other Party (the “Disclosing Party”) or any of the other Party’s Affiliates or representatives at any time prior to the Closing in connection with the transactions contemplated by this Agreement or pursuant to this Section 8.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 8.1(f), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without use of or reference to any Information or violating any of the Receiving Party’s obligations under this Agreement (or the Confidentiality Agreement), and the Receiving Party shall not release or disclose such Information to any other person or entity, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable Law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed. The Confidentiality Agreement shall automatically terminate at the Closing.
Section 8.2Transfer of the Product INDs and the Product NDAs. At the NDA Transfer Date, (i) Seller shall file, or cause to be filed, with the FDA, letters from Seller to the FDA transferring to Buyer the rights to the Product INDs and the Product NDAs in customary form reasonably acceptable to Buyer (the “Seller FDA Letters”), and shall provide a copy of the as-filed Seller FDA Letters to Buyer and (ii) Buyer shall file, or cause to be filed, with the FDA, a letter from Buyer to the FDA assuming responsibility for the Product INDs and the Product NDAs in customary form reasonably acceptable to Seller (the “Buyer FDA Letters”), and shall provide a copy of the as-filed Buyer FDA Letters to Seller. The transfer of the Product INDs shall be effective on the NDA Transfer Date. The transfer of the Product NDAs shall be effective on the NDA Transfer Date. Buyer shall bear (either directly when feasible or by way of reimbursement to Seller) the Third-Party fees levied by FDA or any other Governmental Entities in the Territory and any other relevant costs for such transfers to Buyer. No later than [**] prior to the NDA Transfer Date, Seller shall deliver the NDA Data to Buyer.

Section 8.3Protection of Transferred Patents and In-Licensed Patents. Neither Seller nor its subsidiaries, nor its controlled Affiliates, from time to time shall (a) initiate or voluntarily participate in any action, suit or proceeding (including any inter partes review, post grant review or reexamination), or otherwise assert any claim, action or proceeding challenging or denying the validity, patentability, or enforceability of any claims included in the Transferred Patents or In-Licensed Patents (the foregoing, a “Patent Challenge”) or (b) knowingly and intentionally assist or support any Third Party to assert any Patent Challenge (including by (i) providing information or documentation in order to support a Patent Challenge, (ii) paying for or advocating on behalf of such challenge or Third Party, or (iii) making any public statements that any claims of the Transferred Patents or In-Licensed Patents are invalid, unenforceable, or unpatentable). For clarity, the foregoing provisions of this Section 8.3 shall not limit Buyer’s rights and remedies under applicable Laws.
Section 8.4Covenant Not to Compete. From and after the Closing Date until the [**] of the Closing Date, Seller shall not (directly or indirectly), and shall cause each of its direct or indirect majority-owned subsidiaries and controlled Affiliates (a “Noncompetition Person”) to not, engage in the Restricted Business; provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Person from:
(a)continuing the business conducted by any Noncompetition Person on the date hereof (including any extensions or additions to such business that do not constitute Restricted Business), which is not Restricted Business, including, for the avoidance of doubt and notwithstanding anything to the contrary, the development and commercialization of regenerative biotherapies, including cell therapy, secretomes and exosomes, for ocular diseases;
(b)making equity investments in publicly owned companies which derive less than [**] percent ([**]%) of their revenue from a Restricted Business, provided such investments do not confer control of any such company upon any Noncompetition Person; or
(c)entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Person for purposes that do not advance a Noncompetition Person engaging in the Restricted Business.
Section 8.5Covenant Not to Solicit.
(a)From and after the Closing Date until the [**] of the Closing Date, Seller shall not (directly or indirectly, and shall cause each Noncompetition Person not to) solicit or induce any person who was an employee or exclusive independent contractor of, with respect to the Business, Seller on the Closing Date to terminate his or her relationship with Buyer; provided, however, that the foregoing shall not prohibit Seller or any Noncompetition Person from (i) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement, or (ii) soliciting or hiring any such employee or independent contractor whose employment with (or engagement as an independent contractor by) Buyer ended at least 180 days before such solicitation or hiring.

(b)From and after the Closing Date until the [**] of the Closing Date, Buyer shall not (directly or indirectly, and shall cause its Affiliates not to) solicit or induce any employee of Seller listed on Schedule 8.5(b) to terminate his or her relationship with Seller or any of its Affiliates; provided, however, that the foregoing shall not prohibit Buyer or any of its Affiliates from (i) placing general advertisements for employees not directed at Seller or any of its Affiliates and hiring or engaging any person in response to any such general advertisement, or (ii) soliciting or hiring any such employee or independent contractor whose employment with (or engagement as an independent contractor by) Seller or its Affiliates ended at least [**] before such solicitation or hiring.
Section 8.6Disclosure Generally.
(a)The representations and warranties of Seller set for in this Agreement are made and given subject to, and are qualified by, the Disclosure Schedule. The Disclosure Schedule is arranged in Sections corresponding to the numbered sections contained in ARTICLE II or other relevant Sections of this Agreement, and the disclosure in any Section of the Disclosure Schedule shall qualify (i) the corresponding Section of this Agreement and (ii) the other Sections of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of Seller contained in this Agreement and nothing set forth in the Disclosure Schedule shall be deemed to broaden or otherwise expand the scope of the representations, warranties, covenants or agreements contained in this Agreement.
(b)The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has had or would reasonably be expected to have a Business Material Adverse Effect, or is outside the ordinary course of business. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any contract, agreement, law, rule or regulation shall be construed as an admission or indication that such breach or violation exists, has actually occurred or will actually occur, an admission of any liability or obligation of Seller, or an admission against the interest of Seller.
Section 8.7RESERVED.
Section 8.8Use of Name for Transition Period.
(a)Following the Closing, except for the trademarks and trademark applications set forth on Schedule 2.10(b)(ii), Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller or any of its Affiliates (the “Retained Marks”) and will not hold itself out as having any affiliations with Seller or any of its Affiliates.
(b)Notwithstanding the provisions of Section 8.8(a), for a period of [**] after the Closing Date, Buyer may utilize sales promotional aids, marketing literature and other printed marketing materials included in the Acquired Assets transferred by Seller to Buyer on the Closing Date and containing the Retained Marks subject to the following limitations:

(i)No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Seller:

“[Buyer product name], formerly a product of Kala Pharmaceuticals, Inc.”; and

(ii)promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all such material within such [**] period.
(c)Notwithstanding the provisions of Section 8.8(a), Buyer may continue to use the Retained Marks on any Product inventory of the Business purchased hereunder or under the Supply Agreement.
(d)Notwithstanding the provisions of Section 8.8(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to Seller from and after the Closing Date.
(e)The licenses to use the Retained Marks set forth in this Section 8.8 shall not prohibit Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of Seller and its subsidiaries and controlled Affiliates in connection with their business and operations and, with respect to such use, Buyer shall adhere to quality standards substantially similar to those of Seller and its subsidiaries and controlled Affiliates immediately prior to the Closing.
Section 8.9Tax Matters.
(a)Responsibility for Certain Taxes.
(i)Seller shall accurately and timely prepare and file (or shall cause to be accurately and timely prepared and filed) all Tax Returns with respect to the Acquired Assets and the Business that are required to be filed for all Pre-Closing Tax Periods, and Seller shall timely pay (or cause to be timely paid) in full all Taxes due with respect to the Acquired Assets and the Business for all Pre-Closing Tax Periods, whether or not reflected on any such Tax Return.
(ii)Buyer shall be responsible for preparing and filing all Tax Returns with respect to the Acquired Assets and the Business that are required to be filed for any Straddle Period.

(iii)With respect to Taxes relating to the ownership or operation of the Business or the Acquired Assets that are attributable to a Straddle Period, Taxes relating to the Acquired Assets or the Business for the Pre-Closing Tax Period shall be computed (A) in the case of Taxes imposed or Tax items determined on an annual or periodic basis (such as real or personal property Taxes and deductions or depreciation for real estate), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in clause (A) above (such as Taxes that are based upon or related to income or receipts), as if such taxable period ended as of the close of business on the Closing Date. Seller shall be responsible for and shall timely pay, or cause to be timely paid, the full amount of such Taxes attributable to the portion of the Straddle Period ending on and including the Closing Date.
(b)Transfer Taxes. Notwithstanding anything to the contrary contained above, all transfer, documentary, sales, use, stamp, value added, registration and other such Taxes, and recording, filing and other fees (including any penalties and interest) (collectively, “Transfer Taxes”), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% Buyer when due, and Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
Section 8.10Wrong-Pockets.
(a)From the Closing Date until the [**] of the Closing Date, Seller shall transfer, or cause its Affiliates to transfer, to Buyer as soon as reasonably practicable, without any further consideration payable to Seller and/or its Affiliates, any Acquired Asset or Assumed Liability contemplated by this Agreement to be transferred to Buyer at or after the Closing which was not so transferred at such applicable time.
(b)If, following the Closing Date until the [**] of the Closing Date, Seller or any of its Affiliates receives any payment or other proceeds any portion of which constitutes an Acquired Asset, Seller shall promptly remit to Buyer the amount of any such payment or proceeds (or portion thereof). Any such payment or proceeds received, any remittance made pursuant to this Section 8.10(b), shall be treated as having been received and made by the relevant entity solely as an agent for Buyer.
(c)From the Closing Date until the [**] of the Closing Date, Buyer shall transfer to Seller as soon as reasonably practicable, without any further consideration payable by Seller and/or its Affiliates, any Excluded Asset or Excluded Liability that was transferred to Buyer after the Closing.
(d)If, following the Closing Date until the [**] of the Closing Date, Buyer or any of its Affiliates receives a payment or other proceeds any portion of which constitutes an Excluded Asset, Buyer shall promptly remit to Seller (or any other person at Seller’s direction) the amount of any such payment or proceeds (or portion thereof). Any such payment or proceeds received, and any remittance made pursuant to this Section 8.10(d), shall be treated as having been received and made by the relevant entity solely as an agent for Seller.
Section 8.11Insurance Policies. In the event that, prior to the Closing, a loss or damage occurs to any Acquired Asset or asset that but for such loss or damage would have constituted an Acquired Asset, Seller shall seek payment or reimbursement for such loss or damage from any and all insurance policies covering such loss or damage and shall promptly pay to Buyer any and all amounts received in respect of such loss or damage.
ARTICLE IX
DEFINITIONS
Section 9.1Certain Definitions. The capitalized terms set forth below shall have the respective meanings set forth below:

“Action” means any action, lawsuit, arbitration, proceeding, litigation, citation, summons, investigation of which Seller has Knowledge, audit, or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AMPPLIFY® Drug Delivery Technology” means Seller’s proprietary selectively-sized drug nanoparticles with a proprietary surface coating designed to penetrate into the mucus pores, while avoiding adhesion to the mucins, currently marked in the United States as AMPPLIFY®, in any form, formulation, or modality.

“Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

“Business Benefit Plan” means all material Employee Benefit Plans entered into, maintained, or contributed to, by Seller for the benefit of the employees of the Seller providing services with respect to the Business (and their beneficiaries) or pursuant to which, following the Closing, Buyer may otherwise have any Liability (including any such plan or arrangement formerly maintained by Seller) with respect to any employee of the Seller providing services with respect to the Business.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts, Ft. Worth, Texas or Geneva, Switzerland are permitted or required by law, executive order or governmental decree to remain closed.

“Business IP” means the Transferred IP, the In-Licensed IP, and all Intellectual Property rights in any confidential information of Seller included in the Commercial Information, Medical Information, and NDA Data.

“Business Material Adverse Effect” means any change, effect or circumstance that is or could reasonably be expected to become, individually or in the aggregate materially adverse to the business, condition (financial or otherwise) or results of operations, or the assets of the Business, taken as a whole; provided, however, that no change, effect or circumstance directly or indirectly resulting from or arising out of any of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Business Material Adverse Effect: (i) actions taken by the Parties that are expressly required by this Agreement, or the failure to take any action prohibited by this Agreement; (ii) the announcement of this Agreement including the identify of Buyer; (iii) changes in the Business’ industry or in markets generally and not specifically relating to the Business; (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (v) changes in general legal, tax, regulatory, political or business conditions in any country or region; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, but not underlying cause thereof; (viii) changes to Seller’s stock price; (ix) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in any country or region, or any Law issued by a Governmental Entity, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof or any worsening of such conditions; (x) any COVID-19 Measures or COVID-19 Responses; (xi) changes in Law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or the interpretation thereof, or changes in accounting standards or the interpretation thereof); except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (ix) and (xi) above has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Seller conducts the Business (in which case, such change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could occur).

“Buyer Willful Breach” means the breach by Buyer of a covenant or obligation of Buyer under this Agreement where: (A) such covenant or obligation is material to the ability of Buyer to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (B) Buyer shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any person listed on Annex 1 had actual knowledge, at the time of such breach of such covenant or obligation, (1) that Buyer was breaching such covenant or obligation and (2) of the consequences of such breach under this Agreement.

“Buyer’s Accounting Standards” means Buyer’s normal accounting standards used to prepare its audited financial statements for external reporting purposes, as consistently applied.

“Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means each twelve (12) month period starting January 1 and ending December 31 in each year.

“Commercial Information” means marketing, advertising, and promotional and similar information, including sales, customer information, customer lists, customer purchasing histories, price lists and distribution lists, that is existing, owned, and used or held for use by Seller and in Seller’s possession as of the Closing Date, in each case exclusively for the commercialization of the Products for use in the Territory, excluding (a) Seller’s Names and Marks, (b) any information that cannot be transferred or otherwise disclosed pursuant to applicable Law, and (c) any information that is covered by confidentiality obligations in respect of a Third Party for which Seller has not obtained such Third Party’s consent.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other agreements and legally binding arrangements, commitments and undertakings, whether written or oral.

“Cover” means, with respect to product and a Patent, that the making, having made, use, sale, offer for sale, or importation of such product would, without ownership of or a license or other right under such Patent, infringe one or more claims in such Patent (or, with respect to an unissued patent application, infringe one or more claims in such patent application if such claim(s) were to issue).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“COVID-19 Responses” means any action or inaction, including the establishment of any policy, procedure or protocol, by Seller that Seller determines in its sole discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by Seller with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom Seller and its personnel come into contact with during the course of business operations.

“Drug Substance” means the active ingredient, loteprednol etabonate, chemical name: (11β,17α)-17-[(Ethoxycarbonyl)oxy]-11-hydroxy-3-oxoandrosta-1,4-diene-17-carboxylic acid chloromethyl ester, CAS number: 82034-46-6, having the chemical structure set forth in Annex 2 and the common name is loteprednol etabonate.

“Employee Benefit Plan” means each benefit plan whether or not reduced to writing that is (i) an “employee benefit plan” (as defined in Section 3(3) of the ERISA), (ii) a stock bonus, stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, or other equity-based plan, policy, program, agreement or arrangement, (iii) a bonus, supplemental retirement, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), fringe benefit, life insurance or accident insurance plan, policy, program or arrangement, (iv) a pension, profit sharing, savings, welfare benefit, retiree medical or life insurance, retirement, termination, salary continuation, severance, change in control, deferred compensation or incentive plan, program or arrangement, (v) a loan by the Seller or advance to any Person, and (vi) any employment, consulting, severance or other individual agreement.

“Environmental Claim” means any Action, order from a Governmental Entity, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any order from any Governmental Entity or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and as amended by the Brownfields Utilization, Investment, and Local Development Act of 2018, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Hazardous Material Transportation Act (HMTA), as amended, 49 U.S.C. §§ 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) 7 U.S.C. § 136 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of

1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction with respect to any Environmental Claim and relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act (“SSA”) and includes the Medicare, Medicaid and TRICARE programs.

“Financial Information” means (a) the statement of inventory of the Business for the year ended December 31, 2021, (b) the cost of goods sold of the Business for each of the years ended December 31, 2021, 2020 and 2019 and the three month period ended March 31, 2022 and (c) Seller’s fixed asset report for the Business for the year ended December 31, 2021.

“Fraud” means, with respect to any Person, an actual and intentional fraud as defined by the common law of the State of Delaware by such Person in regard to this Agreement or the transactions contemplated hereby, including as to the Acquired Assets, the Assumed Liabilities or the Business.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practice” or “GCP” means the standards for the clinical development and research of drugs and medical devices, including all applicable Laws and requirements relating to the protection of human subjects and the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, promulgated, enforced, or endorsed by any Governmental Entity, including 21 C.F.R. Parts 11, 50, 54, 56, 312, and 812, the European Union’s Commission Directive 2005/28/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Medicines for Human Use (Clinical Trials) Regulations 2004.

“Good Laboratory Practice” or “GLP” means the standards, practices, and procedures for good laboratory practices by research laboratories promulgated, enforced, or endorsed by any Governmental Entity, including 21 C.F.R. Part 58, the European Union’s Directive 2004/10/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Good Laboratory Practice Regulations 1999.

“Good Manufacturing Practice” or “GMP” means the then-current applicable standards, practices and procedures for the methods to be used in, and the facilities or controls to be used for, the manufacture of drugs, medical devices or any Product, as promulgated, enforced, or endorsed by any Governmental Entity, including FDA regulations at 21 C.F.R. Parts 210 and 211, Parts 808, 812 and 820, and otherwise under 21 U.S.C. 351, the European Union’s Commission Directive 2003/94/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Human Medicines Regulations 2012, or as otherwise required by applicable Laws, as in effect at the time of manufacture.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision thereof, or any self-regulatory organization or other non-governmental regulatory authority or quasi-Governmental Entity (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means (i) any substance that is regulated or gives rise to liability or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” in each case pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“IND” means (a) an Investigational New Drug Application as defined in the Act, and (b) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect thereto.

“In-Licensed IP” means all Intellectual Property owned by a Third Party for which rights are granted to Seller or its subsidiaries or controlled Affiliates pursuant to an Assigned Contract. The In-Licensed IP includes all In-Licensed Patents.

“In-Licensed Patents” means all Patents owned by a Third Party for which rights are granted to Seller or its subsidiaries or controlled Affiliates pursuant to an Assigned Contract. The In-Licensed Patents include the Patents set forth on Schedule 2.10(c).

“Intellectual Property” shall mean (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (“Trademarks”), (iii) Internet domain names (“Domain Names”) (iv) all copyrights and registrations and applications therefor, works of authorship and mask work rights (“Copyrights”), (v) any other proprietary technical information, know-how, data, inventions and discoveries (whether patentable or not), trade secrets, specifications, instructions, processes, formulae, materials, and other technology (“Know-How”).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, treaty, judgment, ordinance, requirement, decree, regulatory rule, code, order, or other requirement having the force of law of any Governmental Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, charge, exclusive license, adverse claim, restrictive covenant, right of first refusal or security interest of any kind or other lien (whether arising by contract or by operation of law) or, with respect to real property, any easement, defect in title, or option.

“Losses” means losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party.

“Medical Information” means information solely and exclusively relating to the Drug Substance or the Product, existing, owned, and used by Seller or any of its subsidiaries or controlled Affiliates, and in Seller’ possession or reasonably accessible to Seller as of the Closing Date, including clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Names and Marks” means, with respect to each Party, all trademarks, service marks, domain names, trade names, trade dress, and corporate names of such Party, and other identifiers of source, containing, incorporating or related thereto, including, with respect to Seller, the following name: “Kala,” together with all associated logos and all variations thereof.

“NDA” means (a) a New Drug Application, as defined in the Act, and (b) all supplements and amendments that may be filed with respect thereto.

“NDA Data” means the existing readily available dossiers or copies thereof in Seller’s or its subsidiaries or controlled Affiliates’ possession as of the Closing Date containing any information actually used or submitted by Seller or any of its subsidiaries or controlled Affiliates to obtain and maintain the Product INDs and the Product NDAs in the Territory.

“NDA Transfer Date” has the meaning set forth in the Transition Services Agreement.

“Net Sales” means the net sales recognized by Buyer, its Affiliates or the Product Licensees or, in the case of sales for the benefit of Buyer pursuant to the Supply Agreement, by Seller (collectively, the “Selling Parties”) for Product sold to Third Parties as determined in accordance with Buyer’s Accounting Standards as consistently applied, less deductions directly related to the sales of the Product. The deductions booked on an accrual basis by Buyer and its

Affiliates under the Buyer’s Accounting Standards to calculate the recognized net sales from gross sales includes the following:

(i)normal trade and cash discounts;

(ii)amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii)rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, managed healthcare and similar types of rebates);

(iv)amounts provided or credited to customers through coupons and other discount programs, including volume discounts provided to customers;

(v)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(vi)fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(vii)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Buyer’s Accounting Standards.

With respect to the calculation of Net Sales:

(a)Net Sales only include the first arm’s length sale to a Third Party. Sales between or among Buyer and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales;

(b)Net Sales will be calculated at the time all the revenue recognition criteria under Buyer’s Accounting Standards are met;

(c)Net Sales shall not take into consideration the price for any Products provided or used for development (including for clinical studies) or as samples (including Products transferred in connection with patient assistance programs or other charitable purposes), provided that in each case such Products are sold or transferred without charge or at a price no higher than Buyer’s fully burdened cost to manufacture and supply such Product;

(d)Net Sales shall not include amounts invoiced for Taxes, freight, insurance or other transportation and handling fees to the extent included in the invoice price for such Product;

(e)In the event that a Product is sold in a finished dosage form containing the Drug Substance in combination with one (1) or more other active ingredients or included in a single unit package (a “Drug Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Drug Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the Drug Substance as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of the Drug Substance and other active ingredient components that are included in the Drug Combination Product, then Buyer shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Drug Combination Product. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single Drug Substance or component(s), the calculation of Net Sales for Drug Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

(f)In the event that a Product is sold in a finished dosage form containing the Drug Substance in combination with one (1) or more devices, other than dispensing containers (a “Device Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Device Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product, and B is the weighted average sale price (by sales volume) in that country of the device. If the weighted average sale price cannot be determined for the Product or device, the calculation of Net Sales for Device Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed); and

(g)If Product is sold in connection with incentive programs, chargebacks, or similar programs or discounts on portfolio product offerings or bundles that include the Product as well as other products of Buyer or Third Parties, all rebates, discounts and other forms of reimbursements shall be allocated among the Product and other products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Buyer’s, its Affiliates’ or its or their respective sublicensees’ existing allocation method; provided that any such allocation to a Product shall be (i) done in accordance with applicable law, including any price reporting laws, rules and regulations and (ii) subject to clause (i) fairly allocated between the Product and such other products on a pro rata basis based on the fair market undiscounted value of each such Product or products, included in such program, offering or bundle.

“Oxford Loan” means that certain Loan and Security Agreement, dated as of May 4, 2021, by and between Seller and Oxford Finance LLC.

“Permitted Liens” means any Lien (i) that is a mechanic’s, materialmen’s, landlord’s or similar Lien, (ii) arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation, (iii) on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) for Taxes not yet due and payable, (v) for Taxes which are being contested in good faith by appropriate proceedings, (vi) arising solely by action of Buyer, (vii) relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (viii) created by the terms of any lease agreement or license agreement or (ix) that does not materially and adversely impair the use or value of the Acquired Assets, taken as a whole.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) ending on or before the Closing Date.

“Product Exploit”, with correlative meaning for the term “Product Exploitation” and “Exploitation of the Products”, means any or all of the following with respect to the Product: research, develop, design, test, modify, manufacture, make, use, sell, have made, used and sold, import, promote, market, distribute or commercialize.

“Product INDs” means the INDs for the Product as set forth on Annex 3.

“Product Licensee” means: (i) any Third Party to which Buyer or any of its Affiliates, directly or indirectly, grants a license, sublicense, covenant not to sue, or other transfer or assignment of any rights to such Third Party that enables such Third Party to sell or otherwise commercialize such Product in the United States; (ii) any Person that is granted rights relating to any Product that flows from any grant of rights described in subsection (i) above (including any further (sub)licensee); and (iii) any Affiliate of any Person described in subsection (i) or (ii) above.

“Product Line Sale” means (i) a sale, transfer or assignment to any Third Party that includes all or substantially all of rights covering a Product in the United States; or (ii) the sale or transfer of all or substantially all of the stock or consolidated assets of Buyer (whether by means of a merger, stock sale, asset sale, change of control or otherwise).

“Product NDAs” means the NDAs for Product as set forth on Annex 3.

“Products” means: (i) loteprednol etabonate ophthalmic suspension 0.25%, currently marketed in the United States as EYSUVIS®; (ii) loteprednol etabonate ophthalmic suspension 1.0%, currently marketed in the United States as INVELTYS® and (iii) solely for purposes of Section 1.6, any other loteprednol etabonate using the Transferred Know-How or the Transferred Patents.

“Quality System Regulation” or “QSR” is meant to include all applicable standards and requirements related to the methods used in, and the facilities and controls used for, designing, manufacturing, packaging, labeling, storing, installing, and servicing of medical devices Products intended for human use, promulgated, enforced or endorsed by any Governmental Entity, or as otherwise required by applicable Laws, as in effect at the time of the Products manufacture.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be issued by Nautilus Insurance Company by their authorized representative Berkley Transactional to Buyer in the form set forth on Exhibit H.

“Regulatory Laws” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by a Governmental Entity, applicable to the exploitation of drugs or medical devices or to regulatory approvals, investigational exemptions, or the procurement, development, research, manufacture, production, packaging, labeling, distribution, importation, exportation, handling, quality, safety, surveillance, reporting of adverse events and product complaints, recall, reprocessing, commercialization, sale, or promotion of the Products involved in any such exploitation activities, including: (a) the FDCA; (b) GCP, GLP, GMP and QSR (c) all terms, conditions, and requirements of any regulatory approvals (d)  Laws pertaining to the licensing of, Permits for, certification, accreditation, registration of, and standards for drug and medical device manufacturers and distributors (e) laws governing drug price reporting requirements; (f) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and all rules and regulations promulgated thereunder; (g) PHSA, the Patient Protection and Affordable Care Act; (h) the Physician Payments Sunshine Act; (i) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a-7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local legal requirements; (j) state or provincial medical device licensing, disclosure and reporting requirements; (k) the Federal Trade Commission Act; and (l) any comparable foreign, state, or local legal requirements for any of the foregoing, in each case as amended.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the use of ocular corticosteroids for the treatment of (i) the signs and symptoms of dry eye disease (including the treatment of dry eye flares) or (ii) post-operative inflammation and pain following ocular surgery.

“Seller’s Knowledge,” “known by Seller” or other words of similar meaning shall mean the knowledge of the individuals set forth on Annex 4 after due inquiry of their direct reports.

“Solvent”, when used with respect to any person or entity, means that, as of any date of determination, (i) the fair value of the assets of such person or entity and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person or entity and its subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of such person or entity and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person or entity and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such person or entity and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (iv) such person or entity and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

“Seller Willful Breach” means the breach by Seller of a covenant or obligation of Seller under this Agreement where: (A) the consequence of a breach of the covenant or obligation is material to the Business, taken as a whole; (B) Seller shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any of the persons listed on Annex 4 had actual knowledge, at the time of Seller’s breach of such covenant or obligation, (1) that Seller was breaching such covenant or obligation and (2) of the consequences of such breach under this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax Returns” means all reports, returns, declarations, statements, claims for refund, information return, forms or other information or document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all U.S. federal, state, local, non-U.S. and other taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, estimated, severance, environmental, stamp, registration, occupation, profits, gains, windfall profits, escheat, abandoned property, customs, duties, payroll, and franchise taxes, and any other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax imposed by the United States of America or any U.S. state, local or non-U.S. government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection therewith and any interest in respect of such additions, penalties or assessments, including any liability for any of the foregoing amounts by contract (including any Tax Sharing Agreement), as a transferee or successor or otherwise by operation of law.

“Termination Right Notice” means a written statement from Seller certifying that matters have occurred since the date of this Agreement that would reasonably be expected to have a Business Material Adverse Effect and irrevocably stating that Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 7.1(f) as a result of such notice (which statement shall be binding on Seller).

“Territory” means worldwide.

“Third Party” means any person or entity that is not an Affiliate of a Party.

“Total Cash Consideration” means the aggregate amount of the Adjusted Closing Payment plus any Milestone Payments actually paid by Buyer to Seller.

“Transaction Documents” means the Bill of Sale & Assignment and Assumption Agreement, the Commercial Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Supply Agreement, the Transition Services Agreement, the Seller FDA Letters, the Buyer FDA Letters, the Seller Closing Certificate, the Buyer Closing Certificate, and each other agreement or certificate to be delivered by any Party hereto at the Closing contemplated hereby.

“Transferred Domain Names” means the Domain Names set forth on Schedule 2.10(b)(iii).

“Transferred IP” means all Transferred Know-How, Transferred Patents, Transferred Domain Names, and Transferred Trademarks.

“Transferred Know-How” means all Know-How owned or held for use by Seller or its Affiliates which exclusively or primarily relates to the Business, including any information or data contained within the NDA Data but specifically excluding Commercial Information and Medical Information.

“Transferred Patents” means all Patents (a) which relate to, or are used or held for use by Seller or its controlled Affiliates in connection with or that Cover the Products and (b) which are used or held for use by Seller exclusively or primarily in the conduct of the Business.

“Transferred Trademarks” means all Trademarks set forth on Schedule 2.10(b)(ii).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

ARTICLE X
MISCELLANEOUS
Section 10.1Press Releases and Announcements. Seller and Buyer acknowledge that Seller shall be disclosing the execution and delivery of this Agreement on Form 8-K and attaching a redacted copy of this Agreement as an exhibit thereto, in each case to be filed with the Securities and Exchange Commission, and that the Form 8-K and redacted copy of this Agreement shall be filed substantially in the form shared with the Buyer in regard to this Agreement and the transactions contemplated hereby. The Parties further agree that the Parties may publish the press release in the form agreed to between the Parties. The Parties agree that the terms of this Agreement that the Parties have agreed to redact shall not be disclosed or otherwise made available to the public, except where such disclosure is required by applicable Law and only to the extent required by such Law. In the event that such disclosure is required by applicable Law, Seller and Buyer (as applicable) agree to use its commercially reasonable efforts to obtain “confidential treatment” of the information required to be so disclosed as the other Party shall reasonably request.

Section 10.2No Third Party Beneficiaries. Except as provided in ARTICLE VI or by applicable Law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of Seller, Buyer or any of their Affiliates, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Section 10.4(b) are intended for the benefit of the Non-Recourse Persons and their respective legal representatives, successors and assigns.
Section 10.3Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.
Section 10.4Entire Agreement; Non-Recourse.
(a)This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the other Transaction Documents) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any other Transaction Documents, Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
(b)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties. No past, present or future director, manager, officer, employee, incorporator, equityholder, agent, attorney, advisor or representative of any Party (or any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any liability, except in the case of Fraud committed by such Person, (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement or any transaction contemplated hereby.
Section 10.5Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void; provided that, without such prior written consent or notice to Seller, Buyer may assign this Agreement to an Affiliate, provided that such assignment shall not relieve Buyer of its obligations hereunder.
Section 10.6Counterparts and Signature. This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

Section 10.7Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.8Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent by private courier or overnight mail service, or (b) on the date sent, if sent by electronic mail (i) upon written confirmation of receipt by e- mail or otherwise or (ii) when transmitted, if such notice specifically states that it is being delivered pursuant to this Section 10.8 and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), in each case to the other Parties at the following addresses (including electronic) or at such other address for a Party as shall be specified by like notice:
[**]

If to Alcon Vision:

Alcon Vision, LLC

6201 South Freeway

Fort Worth, TX 76134-2099

Attention: VP, Global Head of BD&L

E-mail: [**]

and

Alcon Pharmaceuticals, Ltd.

c/o Alcon Vision, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: Alcon Head, Legal - Global Transactions

E-mail: [**]

Copy to: Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, NY 10019-9710 Attention: Derek Stoldt E-mail: [**]

If to Alcon Swiss: Alcon Pharmaceuticals, Ltd. c/o Alcon Vision, LLC 6201 South Freeway Fort Worth, TX 76134-2099 Attention: VP, Global Head of BD&L E-mail: [**]

Copies to:

Alcon Pharmaceuticals, Ltd.

Rue Louis-d’Affry 6, 1701 Fribourg, Switzerland

Attn: APL Head of Legal and Compliance

E-mail: [**]

Alcon Pharmaceuticals, Ltd.

c/o Alcon Vision, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: Alcon Head, Legal - Global Transactions

E-mail: [**]

and

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019-9710

Attention: Derek Stoldt

E-mail: [**]

If to Seller: Kala Pharmaceuticals, Inc. 1167 Massachusetts Ave Arlington, MA 02476 Attention: Eric Trachtenberg, General Counsel Email: [**]	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Stuart M. Falber, Esq. E-mail: stuart.falber@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.9Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 10.10Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 10.11Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 10.12Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and fees and expenses of financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby and shall be paid by the Party incurring such costs whether or not the Closing shall have occurred; provided that all fees, costs and expenses: (a) related to the Auditor shall paid in accordance with Section 1.6(c)(iv), (b) related to Hart-Scott-Rodino filings and any required foreign filings under Antitrust Law shall be paid by Buyer in accordance with Section 4.1(b), and (c) related to the R&W Insurance Policy shall be paid by Buyer in accordance with Section 10.13(b).
Section 10.13Remedies.
(a)The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
(b)Buyer acknowledges and agrees that (i) receipt of the representations and warranties insurance policy is not a condition to consummation of the transactions contemplated by this Agreement and that Buyer’s failure or inability to obtain a representations and warranties insurance policy shall not affect Buyer’s obligation to consummate the transactions contemplated hereby, (ii) Buyer shall cause any representations and warranties insurance policy obtained in connection with the transactions contemplated hereby to at all times provide that (A) the insurer(s) of such policy may not seek to enforce, or enforce, any subrogation rights it (or any of them) might have against Seller, any of its Affiliates, or any of its or their respective officers, directors, managers, equityholders, employees, agents, advisors or representatives, and (B) Buyer is not obligated to bring any claim against Seller or any of its Affiliates prior to bringing a claim against such policy, and (iii) Buyer shall bear all costs, fees, expenses, premiums and Taxes relating to the procurement and binding of any such policy.
Section 10.14Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.
Section 10.15Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer. Any Losses arising out of Seller’s noncompliance with any bulk sales, bulk transfer or similar Laws of any applicable jurisdiction shall be deemed to be Excluded Liabilities for all purposes of this Agreement.
Section 10.16Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (h) references to a person or entity are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (l) unless the context otherwise clearly dictates, references to “Seller” shall be interpreted to include Seller and its subsidiaries and controlled Affiliates, including that the phrase “Seller shall” shall be interpreted to mean “Seller shall and shall cause its subsidiaries and controlled Affiliates to”, and representations, warranties, Acquired Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities of Seller shall be interpreted to include Seller’s subsidiaries and controlled Affiliates, (m) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP, and (n) references to “Buyer” herein shall refer to each of Alcon Swiss and Alcon Vision, acting jointly and severally, and the consent of either Buyer with respect to any matter in this Agreement or any Transaction Document is hereby deemed to be the consent of both Alcon Swiss and Alcon Vision. Any reference to “ordinary course of business” (or any similar expression) or “ordinary course of business consistent with past practice” (or any similar expression) takes into account acts or omissions that Seller has taken, or may take, in good faith related to COVID-19 or any other pandemic, epidemic or disease outbreak. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall include information that was (i) contained in Seller’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) delivered to Buyer or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

Section 10.17Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.
Section 10.18Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Kala Pharmaceuticals, Inc.

By:	/s/ Mark Iwicki
Print Name:	Mark Iwicki
Print Title:	Chief Executive Officer and
Chairman of the Board

Alcon Pharmaceuticals Ltd.

By:	/s/ Jean-Baptiste Emery
Print Name:	Jean-Baptiste Emery
Print Title:	Authorized Signatory

By:	/s/ Robert Kamffer
Print Name:	Robert Kamffer
Print Title:	Authorized Signatory

Alcon Vision, LLC

By:	/s/ Laurent Attias
Print Name:	Laurent Attias
Print Title:	SVP, Head of Corporate Strategy,
BD&L, M&A

[Signature Page to Asset Purchase Agreement]